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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197380

PROSPECTUS

$1,100,000,000

Offer to Exchange Registered 5.5% Senior Notes due 2021
For All of Outstanding
Unregistered 5.5% Senior Notes due 2021

         We are offering to exchange our outstanding 5.5% Senior Notes due 2021, in the aggregate principal amount of $1,100,000,000, consisting of (i) $700,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 issued on December 6, 2013 (the "initial notes"), and (ii) $400,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 issued on May 12, 2014 (the "additional notes," and together with the initial notes, the "outstanding notes") for up to $1,100,000,000 of our new 5.5% Senior Notes due 2021 (the "exchange notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"). We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreements that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. We sometimes refer to the exchange notes and the outstanding notes collectively as the "notes."

The Exchange Offer

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  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable, except in limited circumstances described below.

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  You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

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  The exchange offer expires at 5:00 p.m., New York City time, on September 19, 2014, unless extended. We do not currently intend to extend the expiration date.

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  The exchange of the outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any cash proceeds from the exchange offer.

The Exchange Notes

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  We are offering exchange notes to satisfy certain obligations under the registration rights agreements entered into in connection with the private offerings of the outstanding notes.

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  The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the outstanding notes, except that the exchange notes will be freely tradable, except in limited circumstances described below.

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  We do not plan to list the exchange notes on a national securities exchange or automated quotation system.

         All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the related indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we currently do not anticipate that we will register the outstanding notes under the Securities Act.

         See "Risk Factors" beginning on page 16 for a discussion of certain risks that you should consider before participating in the exchange offer.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes as required by applicable securities laws and regulations. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. We have agreed that, for a period of 90 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with such resale. See "Plan of Distribution."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2014.

        You should rely only on the information contained or incorporated by reference in this prospectus or in any additional written communication prepared by or authorized by us. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or the exchange offer that is not contained in or incorporated by reference into this prospectus or in any additional written communication prepared by or on behalf of us. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the outstanding notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or in any additional written communication prepared by or on behalf of us is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.

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MARKET AND INDUSTRY DATA

        This prospectus and the documents incorporated by reference herein include market share and industry data and forecasts that we obtained from industry publications, third-party surveys and internal company surveys. Although we believe that the third-party sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications, and we do not take any further responsibility for this data. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the sections entitled "Forward-Looking Statements" and "Risk Factors" below.

 TRADEMARKS, TRADE NAMES AND SERVICE MARKS

        We own or have rights to use the trademarks, trade names and service marks that we use in conjunction with the operation of our business. We own the trademark Making Communities Healthier®, LifePoint Hospitals® and LifePoint®. We do not own any trademark, trade names or service mark of any other company appearing in this prospectus.

 FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus and in reports and proxy statements we file with the SEC and/or release to the public. In addition, our senior management makes forward-looking statements orally to analysts, investors, the media and others. Broadly speaking, forward-looking statements include:

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  projections of our revenues, net income, earnings per share, capital expenditures, cash flows, debt repayments, interest rates, operating statistics and data or other financial items;

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  efforts to reduce the cost of providing healthcare while increasing quality;

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  descriptions of plans or objectives of our management for future operations, services or growth plans including acquisitions, divestitures, business strategies, core strategies and other initiatives, including our relationship with Duke University Health System, Inc. ("Duke") through Duke LifePoint Healthcare, a joint venture between LifePoint and a wholly-controlled affiliate of Duke;

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  interpretations of Medicare and Medicaid laws and regulations and their effect on our business; and

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  descriptions of assumptions underlying or relating to any of the foregoing.

        In this prospectus and the documents incorporated by reference herein, for example, we make forward-looking statements, including statements discussing our expectations about:

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  future financial performance and condition;

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  future liquidity and capital resources;

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  future cash flows;

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  existing debt;

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  changes in depreciation and amortization expenses;

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  our business strategy and operating philosophy;

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  effects of competition in a hospital's market;

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  costs of providing care to our patients;

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  our compliance with new and existing laws and regulations as well as costs and benefits associated with compliance;

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  the impact of national healthcare reform;

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  other income from electronic health records ("EHR");

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  anticipated capital expenditures, including routine projects, investments in information systems and capital projects related to recent acquisitions and the expectation that capital commitments could be a significant component of future acquisitions;

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  implementation of supply chain management and revenue cycle functions;

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  the impact of accounting methodologies;

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  industry and general economic trends;

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  patient shifts to lower cost healthcare plans which generally provide lower reimbursement;

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  reimbursement changes, including policy considerations and changes resulting from state budgetary restrictions;

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  the amount of reimbursement payments under the New Mexico state program;

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  patient volumes and related revenues;

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  claims and legal actions relating to professional liabilities, governmental investigations and voluntary self-disclosures; and

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  physician recruiting and retention.

        Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as "can," "could," "may," "should," "believe," "will," "would," "expect," "project," "estimate," "seek," "anticipate," "intend," "target," "continue" or similar expressions. You should not unduly rely on forward-looking statements, which give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statement. We do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

        There are several factors, some beyond our control that could cause results to differ significantly from our expectations. Some of these factors are described in more detail in the section captioned "Risk Factors." Other factors, such as market, operational, liquidity, interest rate and other risks are described elsewhere in this prospectus and the documents incorporated by reference in this prospectus. Any factor described in this prospectus or the documents incorporated by reference could by itself, or together with one or more factors, adversely affect our business, results of operations and/or financial condition. There may be factors not described in this prospectus or the documents incorporated by reference herein that could also cause results to differ from our expectations.

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SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in the notes. You should read carefully this entire prospectus and the documents incorporated by reference. Please read "Risk Factors," beginning on page 16 of this prospectus for more information about important risks that you should consider before making an investment decision. Unless otherwise indicated or the context otherwise requires, LifePoint Hospitals, Inc. and its subsidiaries are referred to herein as "LifePoint," the "Company," "we," "our" or "us."

 Our Company

        We operate general acute care hospitals in non-urban communities in the United States. As of June 30, 2014, on a consolidated basis, we operated 62 hospital campuses in 20 states, having a total of 7,442 licensed beds. We generate revenues primarily through hospital services offered at our facilities. For the six months ended June 30, 2014 and the year ended December 31, 2013, we generated revenues from continuing operations of $2,054.2 million and $3,678.3 million, respectively.

        Our hospitals typically provide the range of medical and surgical services commonly available in hospitals in non-urban markets. These services include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, rehabilitation services, pediatric services, and, in some of our hospitals, specialized services such as open-heart surgery, skilled nursing, psychiatric care and neuro-surgery. In many markets, we also provide outpatient services such as same-day surgery, laboratory, x-ray, respiratory therapy, imaging, sports medicine and lithotripsy. The services provided at any specific hospital depend on factors such as community need for the service, whether physicians necessary to operate the service line safely are members of the medical staff of that hospital, whether the service might be economically viable, and any contractual or certificate of need restrictions that exist. Like most hospitals located in non-urban markets, our hospitals do not engage in extensive medical research and medical education programs. However, two of our hospitals have an affiliation with medical schools, including the clinical rotation of medical students, and one of our hospitals owns and operates a school of health professions with a nursing program and a radiologic technology program.

        For the six months ended June 30, 2014 and the year ended December 31, 2013, we derived 31.2% and 32.6%, respectively, of our revenues from the Medicare program and 14.1% of our revenues in each of these periods from the Medicaid program. Payments made to our hospitals pursuant to the Medicare and Medicaid programs for services rendered rarely exceed our costs for such services. As a result, we rely largely on payments made by private or commercial payors, together with certain limited services provided to Medicare recipients, to generate an operating profit. The hospital industry continues to endure a period where the costs of providing care are rising faster than reimbursement rates from government or private commercial payors. This places a premium on efficient operation, the ability to reduce or control costs and the need to leverage the benefits of our organization across all of our hospitals.

Industry Overview

        We believe that non-urban communities present opportunities for us because of the following factors:

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  Less Competition than Urban Markets.  Because non-urban communities have smaller populations, they generally have fewer hospitals and other healthcare service providers. Because non-urban hospitals are generally the sole providers of inpatient services in their markets, there is limited competition. However, we are experiencing an increase in competition from other specialized care providers, including outpatient surgery, oncology, physical therapy and diagnostic centers, as well as competing services rendered in physician offices.

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  Community Focus.  We believe that the local hospital generally is viewed as an integral part of the community. In addition, we believe that non-urban communities can have a higher level of patient and physician loyalty that fosters cooperative relationships among the local hospitals, physicians, employees, patients and local government authorities.

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  Acquisition Opportunities.  Currently, not-for-profit and governmental entities own most non-urban hospitals. These entities often have limited access to the capital needed to keep pace with advances in medical technology. In addition, these entities sometimes lack the resources to leverage their professional staff in the manner necessary to control hospital expenses, recruit and retain physicians, expand healthcare services and comply with increasingly complex reimbursement and managed care requirements. As a result, patients may migrate, be referred by local physicians, or be encouraged by managed care plans to travel to hospitals in larger, urban markets. We believe that, as a result of these pressures, many not-for-profit and governmental owners of non-urban hospitals who wish to maximize the value of their community assets and preserve the local availability of quality healthcare services are interested in selling or leasing these hospitals to a company like ours, that is committed to the local delivery of healthcare and that has greater access to capital and management resources.

Operating Philosophy

        Since inception, our primary mission has been to acquire, develop and operate strong community-based hospitals in non-urban markets. As a result, we adhere to an operating philosophy that is focused on the unique patient and provider needs and opportunities in these communities. We seek to fulfill our mission of Making Communities Healthier® by striving to:

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  improve the quality and types of healthcare services available in our communities;

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  provide physicians with a positive environment in which to practice medicine, with access to necessary equipment and resources;

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  develop and provide a positive work environment for employees;

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  expand each hospital's role as a community asset; and

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  improve each hospital's financial performance.

        We expect our hospitals to be the place where patients choose to come for care, where physicians want to practice medicine and where employees want to work.

Business Strategy

        We manage our hospitals in accordance with our operating philosophy and have developed the following strategies as part of our philosophy, tailored for each of our existing markets and for new markets.

Opportunities in Existing Markets

        We believe that growth opportunities remain in our existing markets and we intend to use the following strategies to take advantage of these opportunities.

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  Focus on Improving Quality.  The quality of healthcare services provided at our hospitals (and the perceived quality of such services) is an increasingly important factor to patients when deciding where to seek care, to physicians when deciding where to practice and to governmental and private third party payors when determining the reimbursement that is paid to our hospitals.

    Because in virtually every case the Centers for Medicare & Medicaid Services ("CMS") core measure scores ascribed to our hospitals are impacted by the practice decisions of the physicians on our medical staffs, we have implemented new strategies to work with medical staff members to improve scores at our hospitals, especially those that are below our average or below management's expectation. Recently, we have seen improvements in our CMS core measure scores and Hospital Consumer Assessment of Healthcare Providers & Systems scores, an important measure of patients' perspectives of hospital care. We are committed to further improve our hospitals' scores at our hospitals through targeted strategies, including increased education, when necessary, awareness campaigns and hospital-specific action plans.

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  Expand the Breadth of Our Services.  We believe that growth can also be achieved by adding new service lines in our existing markets and demonstrating the quality of care provided in our facilities. We continually conduct operating reviews of our hospitals to pinpoint new service lines that could reduce the outmigration of patients leaving our markets to receive healthcare services. Where needed service lines have been identified, we have focused on recruiting the physicians necessary to correctly operate such service lines. For example, our hospitals have responded to physician interest in requests for hospitalists by introducing or strengthening hospitalist programs where appropriate. Our hospitals have taken other steps, such as structured efforts to solicit input from medical staff members and to promptly respond to legitimate unmet physicians' needs, to limit or offset the impact of outmigration and to achieve growth.

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  Invest in New Technology and Facilities.  While responsibly managing our operating expenses, we have also made significant, targeted investments in our hospitals to add new technologies, modernize facilities and expand the services available. These investments should assist in our efforts to attract and retain physicians, to offset outmigration of patients and to make our hospitals more desirable to our employees and potential patients.

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  Increase Efficiency.  We continue to strive to improve our operating performance by improving our revenue cycle processes, making an even higher level of purchases through our group purchasing organization, operating more efficiently and effectively, and working to appropriately standardize our policies, procedures and practices across all of our affiliated hospitals.

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  Recruit and Retain Quality Employees.  It is essential to our ongoing business that we attract and retain skilled employees and an appropriate number of quality physicians and other healthcare professionals in all specialties on our medical staffs. In our markets, physician recruitment and retention are affected by a shortage of physicians in certain sought-after specialties, the difficulties that physicians are experiencing in obtaining affordable malpractice insurance or finding insurers willing to provide such insurance, and the challenges that can be associated with practicing medicine in small groups or independently. We continue to refine our recruiting process in an effort to better identify and focus on those physicians most likely to desire to practice in our communities.

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  Manage Costs.  As part of our ongoing efforts to further manage costs and improve the results of our revenue cycle, we have entered into agreements with a third party to provide certain nonclinical business functions, including payroll processing, supply chain management and revenue cycle functions. We believe this model of sharing centralized resources to support common business functions across multi-facility enterprises provides us efficiencies and is the most cost effective approach to managing these nonclinical business functions.

Opportunities in New Markets

        We believe that strategic acquisitions and partnerships can supplement the organic growth in our existing markets. We continue to focus on strategic growth through acquisition and integration of well-positioned hospitals and other healthcare facilities in growing markets of the U.S. where valuations are attractive and we can identify opportunities for improved financial performance through our management and strategic initiatives. We are also focused on developing strategic partnerships with not-for-profit healthcare providers to achieve growth in new regions. We believe that such opportunities remain strong as community hospitals continue to see the benefits of scale and the additional resources available through a partnership with a large organization such as ours. We believe that the additional regulatory burdens imposed by healthcare reform initiatives are also causing hospitals to pursue strategic acquisitions and partnerships.

        In 2011, we formed Duke LifePoint Healthcare, a joint venture between LifePoint and a wholly-controlled affiliate of Duke University Health System, Inc. ("Duke"), with a mission to own and operate community hospitals as well as improve the delivery of healthcare services. We own a controlling interest in Duke LifePoint Healthcare. We believe this partnership, which combines our operational resources and experience with Duke's expertise in the development of clinical services and quality systems, further strengthens our ability to acquire well-positioned hospitals.

Recent Developments

        Effective August 1, 2014 and consistent with our acquisition strategy, through Duke LifePoint Healthcare, we acquired Haywood Regional Medical Center located in Clyde, North Carolina; Harris Regional Medical Center located in Sylva, North Carolina; and Swain County Hospital located in Bryson City, North Carolina. In addition, through Duke LifePoint Healthcare, we have entered into an agreement to acquire Conemaugh Health System, which owns and operates three hospitals that are located in Johnstown, Meyersdale and Hastings, Pennsylvania. We currently expect to close this acquisition within the next three months however, it is subject to receipt of regulatory approval and other customary closing conditions and may not be consummated timely or at all.

Additional Information

        We are a Delaware corporation. Our principal executive offices are located at 330 Seven Springs Way, Brentwood, Tennessee 37027 and our telephone number at that address is (615) 920-7000. Our corporate website address is www.lifepointhospitals.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus and you should not rely on that information.

 The Exchange Offer

        The summary below describes the principal terms of the exchange offer. See also the section of this prospectus titled "The Exchange Offer," which contains a more detailed description of the terms and conditions of the exchange offer.

        On December 6, 2013, we sold, through a private placement exempt from the registration requirements of the Securities Act, $700,000,000 of our 5.5% Senior Notes due 2021. We refer to these notes as "initial notes" in this prospectus. On May 12, 2014, we sold, through a private placement exempt from the registration requirements of the Securities Act, an additional $400,000,000 of our 5.5% Senior Notes due 2021, issued under the indenture governing the initial notes. We refer to these notes as "additional notes" in this prospectus and together with the initial notes, the "outstanding notes."

        The additional notes have terms substantially identical to those of the initial notes. The initial notes and the additional notes are treated as a single class for all purposes of the indenture governing the outstanding notes, including waivers, amendments, redemptions and offers to purchase.

        Simultaneously with the private placements of the outstanding notes, we entered into two registration rights agreements, (i) one with respect to the initial notes, dated December 6, 2013 (the "initial notes Registration Rights Agreement"), with the initial purchasers of the initial notes, and (ii) one with respect to the additional notes, dated May 12, 2014 (the "additional notes Registration Rights Agreement" and together with the initial notes Registration Rights Agreement, the "Registration Rights Agreements"). Under the Registration Rights Agreements, we are required to file a registration statement with the Securities and Exchange Commission (the "SEC") enabling the holders of the outstanding notes to exchange their outstanding notes for exchange notes with identical terms, and to use our commercially reasonable efforts to complete the exchange offer pursuant to the terms of each Registration Rights Agreement. You may exchange your outstanding notes for exchange notes in this exchange offer. You should read the discussion under the headings "—The Exchange Offer," "The Exchange Offer" and "Description of the Exchange Notes" for further information regarding the exchange notes.

        We did not register the outstanding notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the outstanding notes may only be transferred in limited circumstances under the securities laws. If the holders of the outstanding notes do not exchange their outstanding notes in the exchange offer, they lose their right to have the outstanding notes registered under the Securities Act, subject to certain limitations. Anyone who still holds outstanding notes after the exchange offer may be unable to resell their outstanding notes.

General	You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:
• the exchange notes will have been registered under the Securities Act;
• the exchange notes are not entitled to any registration rights that are applicable to the outstanding notes under the registration rights agreement; and
• the provisions of the registration rights agreement that provide for payment of special interest upon a registration default are no longer applicable.

Securities Offered	$1,100,000,000 aggregate principal amount of 5.5% Senior Notes due 2021.
The Exchange Offer

We are offering to exchange up to $1,100,000,000 aggregate principal amount of our 5.5% Senior Notes due 2021 and the related guarantees, which have been registered under the Securities Act, for any and all of our outstanding 5.5% Senior Notes due 2021 and the related guarantees.

Outstanding notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided that the untendered portion of any outstanding note must be in a minimum denomination of $2,000.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and
• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on September 19, 2014, unless extended by us. We do not currently intend to extend the expiration date.
Withdrawal

You may withdraw any tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes

No interest will be paid on either the exchange notes or the outstanding notes at the time of the exchange. The exchange notes will accrue interest from and including the last interest payment date on which interest has been paid on the outstanding notes.

Accordingly, the holders of outstanding notes that are accepted for exchange will not receive accrued but unpaid interest on such outstanding notes at the time of tender. Rather, that interest will be payable on the exchange notes delivered in exchange for the outstanding notes on the first interest payment date after the expiration date of the exchange offer, which will be December 1, 2014.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes held in the Form of Book-Entry Interests

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the procedures under DTC's Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
• you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;
• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;
• you are acquiring the exchange notes in the ordinary course of your business; and

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if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC's Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described under "The Exchange Offer—Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture under which the outstanding notes were issued, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes and related guarantees under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture under which the outstanding notes were issued. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the outstanding notes under the Securities Act.

U.S. Federal Income Tax Consequences of the Exchange Offer

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations—The Exchange Offer."

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See "Use of Proceeds."
Exchange Agent

The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth under "The Exchange Offer—Exchange Agent."

 The Exchange Notes

        The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of the Exchange Notes" section of this prospectus for a more detailed description of the notes.

Issuer	LifePoint Hospitals, Inc.
Securities Offered	$1,100,000,000 aggregate principal amount of senior notes due 2021.
Maturity Date	December 1, 2021.
Interest	Interest on the notes will accrue at the rate of 5.5% per annum, payable semi-annually in arrears.
Interest Payment Dates	We will pay interest on the notes semi-annually on June 1 and December 1 of each year, commencing December 1, 2014.
Ranking	The notes will be our senior unsecured obligations. Accordingly, they will rank:
• equal in right of payment to our existing and future senior indebtedness;
• senior in right of payment to our existing and future subordinated indebtedness;
• effectively subordinated in right of payment to our secured debt to the extent of the value of the assets securing such debt, including our senior secured credit facilities; and
• structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our existing or future non-guarantor subsidiaries.
Guarantees	The notes will be jointly and severally guaranteed on an unsecured senior basis by certain of our current and future domestic subsidiaries. Each subsidiary guarantee will rank:
• equal in right of payment to the guarantor's existing and future senior indebtedness;
• senior in right of payment to the guarantors' existing and future subordinated indebtedness; and

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effectively subordinated in right of payment to the secured debt of the guarantors to the extent of the value of the assets securing such debt, including guarantees under our senior secured credit facilities.

Our non-guarantor subsidiaries accounted for $623.1 million, or 30.3%, of our total revenues for the six months ended June 30, 2014 and $1,239.6 million, or 23.1%, of our assets (excluding intercompany receivables) and $211.0 million, or 6.8%, of our liabilities (excluding intercompany liabilities) as of June 30, 2014.

Optional Redemption

We may redeem the notes, in whole or in part, at any time prior to December 1, 2016, at a price equal to 100% of the principal amount of the notes redeemed plus an applicable "makewhole" premium (as described in "Description of the Exchange Notes—Optional Redemption"), plus accrued and unpaid interest, if any, to the date of redemption. We may redeem the notes, in whole or in part, at any time on or after December 1, 2016, at the redemption prices listed under "Description of the Exchange Notes—Optional Redemption" plus accrued and unpaid interest, if any, to the date of redemption.

At any time before December 1, 2016, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 105.500% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest; provided that:

• at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and
• such redemption occurs within 180 days of the date of the closing of any such qualified equity offering.
See "Description of the Exchange Notes—Optional Redemption."
Change of Control

If we experience a change of control under certain circumstances, we must offer to repurchase all of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of control."

Covenants	The indenture will contain covenants that, among other things, will limit our ability and the ability of certain of our subsidiaries to:
• incur additional indebtedness;
• pay dividends or repurchase or redeem capital stock;
• make certain investments;
• create liens;
• enter into certain types of transactions with our affiliates; and
• sell assets or consolidate or merge with or into other companies.

These and other covenants that will be contained in the indenture are subject to important exceptions and qualifications, which are described under "Description of the Exchange Notes."

If, on any date following the issuance date, certain conditions are met, including that during such time the notes maintain an investment grade rating, the application to the notes of certain covenants described above will be suspended during such period that the notes maintain an investment grade rating. The covenants above are also subject to a number of other important limitations and exceptions. See "Description of the Exchange Notes—Certain Covenants."

No Prior Market

The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any such market that may develop. The initial purchasers in the private offering of the outstanding notes have informed us that they currently intend to make a market in the exchange notes; however, they are not obligated to do so, and they may discontinue any such market-making activities at any time without notice.

Risk Factors	See "Risk Factors" beginning on page 16 of this prospectus for important information regarding us and an investment in the notes.

Summary Consolidated Historical Financial Data

        The following summary consolidated historical financial data is derived from our audited consolidated financial statements for the years ended December 31, 2013, 2012 and 2011 and from our unaudited consolidated financial statements for the six months ended June 30, 2014 and 2013. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations for such periods. Operating results for any interim or historical period are not necessarily indicative of the results for any full fiscal year or indicative of results that may be expected for any future period.

        This information is only a summary and should be read in conjunction with the more detailed information contained in our Consolidated Financial Statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the period ended March 31, 2014 and our Quarterly Report on Form 10-Q for the period ended June 30, 2014, which are incorporated by reference into this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
(Dollars in millions)	2013	2012	2011	2014	2013
				(Unaudited)
Statement of Operations Data:
Revenues before provision for doubtful accounts	$4,428.7	$4,016.2	$3,544.6	$2,429.0	$2,175.9
Provision for doubtful accounts	750.4	624.4	518.5	374.8	349.9

Revenues	3,678.3	3,391.8	3,026.1	2,054.2	1,826.0
Salaries and benefits	1,727.4	1,554.5	1,364.7	963.3	855.3
Supplies	577.1	524.6	469.5	319.5	288.8
Other operating expenses	900.9	799.1	682.4	501.8	444.4
Other income	(64.1)	(32.0)	(26.7)	(34.9)	(16.7)
Depreciation and amortization	228.2	193.1	165.8	122.0	111.7
Interest expense, net	97.0	100.0	107.1	65.2	46.5
Gain on settlement of pre-acquisition contingent obligation	(5.6)	—	—	—	(5.6)
Debt transaction costs	5.9	4.4	—	—	4.4
Impairment charges	—	4.0	—	—	—

	3,466.8	3,147.7	2,762.8	1,936.9	1,728.8

Income from continuing operations before income taxes	211.5	244.1	263.3	117.3	97.2
Provision for income taxes	79.3	88.5	97.8	37.8	37.0

Income from continuing operations	132.2	155.6	165.5	79.5	60.2
Income from discontinued operations, net of income taxes	0.4	—	0.2	—	0.4

Net income	132.6	155.6	165.7	79.5	60.6
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(4.4)	(3.7)	(2.8)	(3.3)	(0.8)

Net income attributable to LifePoint Hospitals, Inc.	$128.2	$151.9	$162.9	$76.2	$59.8

	Year Ended December 31,
				At June 30, 2014
(Dollars in millions)	2013	2012	2011
				(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$637.9	$85.0	$126.2	$342.0
Working capital	$538.5	$480.4	$467.2	$877.6
Property and equipment, net	$2,197.2	$2,030.9	$1,830.4	$2,217.4
Total assets	$5,586.8	$4,722.2	$4,370.1	$5,361.5
Total debt, excluding unamortized debt discounts and premium	$2,386.3	$1,739.3	$1,652.8	$2,204.8
Total Lifepoint Hospitals, Inc. stockholders' equity	$2,210.1	$2,050.5	$1,945.2	$2,148.3

	Year Ended December 31,			Six Months Ended June 30,
(Dollars in millions)	2013	2012	2011	2014	2013
				(Unaudited)
Additional Financial Data:
Purchases of property and equipment	$185.2	$221.4	$219.9	$53.7	$75.8
Net cash provided by operating activities—continuing operations	$354.1	$382.9	$401.2	$176.6	$149.3
Net cash used in investing activities	$(372.3)	$(422.1)	$(342.1)	$(141.9)	$(80.6)
Net cash provided by (used in) financing activities	$571.2	$(1.3)	$(140.6)	$(330.6)	$21.5
Adjusted EBITDA	$537.0	$545.6	$536.2

        We define Adjusted EBITDA as earnings before depreciation and amortization; interest expense, net; gain on settlement of pre-acquisition contingent obligation; debt transaction costs; impairment charges; provision for income taxes; income from discontinued operations, net of income taxes and net income attributable to noncontrolling interests and redeemable noncontrolling interests. Our management and board of directors use Adjusted EBITDA to evaluate our operating performance and as a measure of performance for incentive compensation purposes. Our credit facilities use Adjusted EBITDA for certain financial covenants. We believe Adjusted EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. In addition, multiples of current or projected Adjusted EBITDA are used to estimate current or prospective enterprise value. Adjusted EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

        The following table reconciles Adjusted EBITDA as presented above to net income attributable to LifePoint for the periods presented:

	Year Ended December 31,
(Dollars in millions)	2013	2012	2011
Adjusted EBITDA	$537.0	$545.6	$536.2
Less:
Depreciation and amortization	228.2	193.1	165.8
Interest expense, net	97.0	100.0	107.1
Gain on settlement of pre-acquisition contingent obligation	(5.6)	—	—
Debt transaction costs	5.9	4.4	—
Impairment charges	—	4.0	—
Provision for income taxes	79.3	88.5	97.8
Income from discontinued operations, net of income taxes	(0.4)	—	(0.2)
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	4.4	3.7	2.8

Net income attributable to LifePoint Hospitals, Inc.	$128.2	$151.9	$162.9

RISK FACTORS

        Before deciding to tender your notes in the exchange offer, you should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus. Any of the risks described herein could have a material adverse effect on our results of operation and financial condition. In such case, you may lose all or part of your investment in the notes.

Risks relating to our business

         We cannot predict with a great level of precision the effect that the Affordable Care Act and its implementation may have on our business, financial condition or results of operations.

        The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively the "Affordable Care Act") dramatically altered the U.S. healthcare system and was intended to decrease the number of uninsured Americans and reduce the overall cost of healthcare. The Affordable Care Act attempts to achieve these goals by, among other things, requiring most Americans to obtain health insurance, providing additional funding for Medicaid in states that choose to expand their programs, reducing Medicare and Medicaid disproportionate share hospital ("DSH") payments to providers, expanding the Medicare program's use of value-based purchasing programs, tying hospital payments to the satisfaction of certain quality criteria, bundling payments to hospitals and other providers, and instituting certain private health insurance reforms. Although some of the measures contained in the Affordable Care Act do not take effect until 2014 or later, certain of the reductions in Medicare spending, such as negative adjustments to the Medicare hospital inpatient and outpatient prospective payment system market basket updates and the incorporation of productivity adjustments to the Medicare program's annual inflation updates, became effective prior to 2014. During the first half of 2014, and primarily as a result of the expansion of health insurance coverage, we experienced an increase in revenues from providing care to certain previously uninsured individuals. While we expect this trend to continue, future impact and timing of such expansion remains difficult to predict, will be gradual and may not offset scheduled decreases in reimbursement.

        There have been and likely will continue to be a number of legal challenges to various provisions of the Affordable Care Act. For example, in 2012, the U.S. Supreme Court upheld the constitutionality of the Affordable Care Act, including the "individual mandate" provisions of the Affordable Care Act that generally require all individuals to obtain healthcare insurance or pay a penalty. However, the U.S. Supreme Court also held that the provision of the Affordable Care Act that authorized the Secretary of the Department of Health and Human Services ("HHS") to penalize states that choose not to participate in the expansion of the Medicaid program by removing all of their existing Medicaid funding was unconstitutional. As a result, at June 30, 2014, only seven of the states in which we operate are currently implementing expansions to their Medicaid programs. Accordingly, some low-income persons in other states that are not expanding Medicaid may not have insurance coverage as intended by the Affordable Care Act. In addition, several bills have been and may continue to be introduced in Congress to delay, defund, repeal or amend all or significant provisions of the Affordable Care Act. In addition, on July 22, 2014, the U.S. Court of Appeals for the District of Columbia and the U.S. Court of Appeals for the Fourth Circuit issued conflicting rulings on whether premium subsidies may be made available to individuals residing in the 36 states that have federally-run health insurance exchanges. The unavailability of premium subsidies for individuals purchasing their insurance through federally-run health insurance exchanges would result in many of those individuals dropping their coverage and increasing the number of uninsured.

        The Affordable Care Act changes how healthcare services are covered, delivered, and reimbursed. The net effect of the Affordable Care Act on our business is subject to numerous variables, including the law's complexity, lack of complete implementing regulations and interpretive guidance, gradual implementation and possible amendment, as well as the uncertainty as to the extent to which states will choose to expand their Medicaid program and the extent to which individuals will elect coverage. In addition, a number of the provisions of the Affordable Care Act that were scheduled to become effective in 2014, such as the employer mandate, the Small Business Health Option Program, and the state run exchange verification of income and Medicaid agency electronic notification of eligibility for tax credit and subsidy requirements, have been delayed until 2015 or 2016, and additional delays in the implementation of these or other provisions of the Affordable Care Act could be imposed in the future. As a result, we are unable to predict with great certainty the net effect on our business, financial condition or results of operations of the expected increases in insured individuals using our facilities, the reductions in government healthcare reimbursement spending, and numerous other provisions of the Affordable Care Act that may affect us. We are also unable to predict with a high level of precision how providers, payors, employers and other market participants will continue to respond to the various reform provisions because many provisions will not be implemented for several years under the Affordable Care Act's implementation schedule. Furthermore, several bills have been and may continue to be introduced in Congress to delay, defund or repeal implementation of or amend all significant provisions of the Affordable Care Act, and the results of such legislative efforts may impact our business in the future.

         Our revenues will decline if federal or state programs reduce our Medicare or Medicaid payments or if managed care companies reduce reimbursement amounts. In addition, the financial condition of payors and healthcare cost containment initiatives may limit our revenues and profitability.

        For the six months ended June 30, 2014 and the year ended December 31, 2013, we derived 45.3% and 46.7%, respectively, of our revenues from the Medicare and Medicaid programs, collectively. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations concerning patient eligibility requirements, funding levels and the method of calculating payments or reimbursements and requirements for utilization review, among other things, and federal and state funding restrictions, all of which could materially increase or decrease payments from these government programs in the future, as well as affect the timing of payments to our facilities.

        We are unable to predict the effect of future government healthcare funding policy changes on our operations. If the rates paid by governmental payors are reduced, if the scope of services covered by governmental payors is limited or if we or one or more of our hospitals are excluded from participation in the Medicare or Medicaid program or any other government healthcare program, there could be a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, revenues from health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs") and other private payors are subject to contracts and other arrangements that require us to discount the amounts we customarily charge for healthcare services.

        During the past several years, healthcare payors, such as federal and state governments, insurance companies and employers, have undertaken initiatives to revise payment methodologies and monitor healthcare costs. As part of their efforts to contain healthcare costs, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided, often in exchange for exclusive or preferred participation in their benefit plans. Similarly, many individuals and employers have attempted to reduce their healthcare costs by moving to private payor plans that reimburse our facilities at significantly lower rate than other competing private payors. We expect efforts to impose greater discounts and more stringent cost controls by government and private payors to continue, thereby reducing the payments we receive for our services. In addition, payors have instituted policies and procedures to substantially reduce or limit the use of inpatient services. For example, CMS has transitioned to full implementation of the Medicare severity diagnosis related group ("MS-DRG") system, which represents a refinement to the existing diagnosis-related group system. Future realignments in the MS-DRG system could impact the margins we receive for certain services. Additionally, the Middle Class Tax Relief and Job Creation Act of 2012 and the American Taxpayer Relief Act of 2012 ("ATRA") require further reductions in Medicare payments, and the Budget Control Act of 2011 (the "BCA") imposed a 2% reduction in Medicare spending effective as of April 1, 2013.

        All of our hospitals are certified as providers of Medicaid services. Medicaid programs are jointly funded by federal and state governments and are administered by states under an approved plan that provides hospital and other healthcare benefits to qualifying individuals who are unable to afford care. A number of states, however, are experiencing budget problems and have adopted or are considering legislation designed to reduce their Medicaid expenditures, including enrolling Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand such states' Medicaid systems. It is possible that budgetary pressures will force states to resort to some of the cost saving measures mentioned above. These efforts could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         Changes to Medicaid supplemental payment programs may materially and adversely affect our revenues and profitability.

        Medicaid supplemental payments ("MSPs") are payments made to providers separate from and in addition to those made at a state's standard Medicaid payment rate. The two most prevalent forms of MSPs are DSH and Upper Payment Limit ("UPL") payments. DSH payments are federally required to be made by the states to hospitals that serve significant numbers of Medicaid and uninsured patients in recognition of the added costs incurred by hospitals in treating these patients. The total amount of DSH payments a state may make and the total amount any one hospital may receive are both capped by federal law. Unlike DSH, UPL payments are not required to be made by states under federal law. Rather, federal regulations establish an upper payment limit above which states may not receive federal matching dollars. Most states create a UPL program to help offset the shortfall caused when the state funds inpatient and outpatient Medicaid hospital rates at levels that do not cover the hospitals' costs for treating Medicaid patients.

        Both DSH and UPL MSP programs are jointly financed by state funds and federal matching funds. The state portion may be funded through general revenue, intergovernmental transfers from local governments or health care related taxes ("Provider Taxes"). Provider Taxes are imposed by states in the form of a licensing fee, assessment or other mandatory payment which are related to: (i) healthcare items or services; (ii) the provision of, or the authority to provide, health care items or services; or (iii) the payment for health care items or services.

        Pursuant to the Affordable Care Act, as amended by The Pathway for SGR Reform Act of 2013 (the "Pathway Act") and the Protecting Access to Medicare Act of 2014 ("PAMA"), funding for Medicaid DSH programs is to be significantly reduced beginning in 2017. Because of the U.S. Supreme Court decision that states are not required to expand Medicaid programs, the reduction in Medicaid DSH payments may take place without a coupled increase in the Medicaid eligible population, potentially increasing the amount of uncompensated care we provide.

        UPL programs have expanded in recent years and related MSPs to our hospitals have similarly increased as states use UPL programs as a way to avoid or mitigate reimbursement cuts to providers. There are several factors that could adversely affect a state's UPL program and the UPL MSPs hospitals receive. In calculating a state's UPL, only services utilized by Medicaid beneficiaries paid on a fee-for-service basis may be counted. Services provided to Medicaid beneficiaries enrolled in managed care are not included in state UPL calculations, and as many states increase the use of managed care Medicaid programs, UPL MSPs could be reduced. In addition, state UPL funding, and matching federal funds, may be reduced if local governmental units are unable to (or simply decide not to)

sustain historical funding levels or if Provider Taxes, which are currently subject to various federal regulations, are limited or eliminated by legislative or regulatory action.

        For example, as a result of changes made to one such program in New Mexico, the Sole Community Provider Program (the "New Mexico SCPP"), we recognized revenues of approximately $16.3 million and $34.0 million during the years ended December 31, 2013 and 2012, respectively. This represents a net period over period decrease in revenues of $17.7 million. This change primarily impacted one of our hospitals, Memorial Medical Center of Las Cruces, New Mexico ("MMC"). Currently, for 2014, we predict annual reimbursement under the New Mexico SCPP to approximate between $9.0 million and $11.0 million.

        Reductions in MSP programs at MMC or other facilities could have a material adverse effect on our financial position or results of operations.

         Spending cuts and other changes resulting from the BCA and other recent legislation and regulations may have a material adverse effect on our financial position, results of operations or cash flow.

        On August 2, 2011, the BCA was enacted. The BCA increased the nation's debt ceiling while taking steps to reduce the federal deficit. The deficit reduction component was implemented in two phases. In the first phase, the BCA imposed caps that reduced discretionary (non-entitlement) spending by more than $900 billion over 10 years, beginning in federal fiscal year ("FFY") 2012. Second, a bipartisan Congressional Joint Select Committee on Deficit Reduction (the "Committee") was charged with identifying at least $1.5 trillion in deficit reduction, which could include entitlement provisions like Medicare reimbursement to providers. On November 21, 2011, the Committee announced that its members were unable to agree on any measures to reduce the deficit, and as a result, $1.2 trillion in across-the-board spending reductions required by the BCA are scheduled to be imposed automatically for FFY 2013 through 2021, split evenly between domestic and defense spending. The Pathway Act extended those reductions through FFY 2023, and in February 2014, Congress passed legislation that extended the reductions through FFY 2024. Certain programs (including the Medicaid program) are protected from these automatic spending reductions. While provider payments under the Medicare program would be subject to reduction under this enforcement mechanism, those reductions would be capped at 2%. On January 1, 2013, the ATRA delayed the imposition of the BCA's automatic spending reductions from January 2, 2013 to March 1, 2013, with CMS implementing the 2% reduction in Medicare spending on April 1, 2013.

        On March 4, 2014, the Office of Management and Budget released President Obama's proposed budget for FFY 2015 (the "Proposed Budget"). Among other things, the Proposed Budget would reduce Medicare spending by $400 billion from FFY 2015 to FFY 2024. The Proposed Budget would achieve these reductions by, among other things, reducing payments to Medicare providers, reducing payments for prescription drugs covered under Medicare Part B and Part D, and increasing financial liabilities for certain Medicare beneficiaries. We cannot predict whether the Proposed Budget will be implemented in whole or in part or whether Congress will take other legislative action to reduce spending on the Medicare and Medicaid programs. Additionally, future efforts to reduce the federal deficit may result in additional revisions to and payment reductions for the amounts we receive for our services.

        On August 1, 2014, CMS issued its hospital inpatient patient prospective system ("IPPS") final rule for FFY 2015, which begins on October 1, 2014. Among other things, the proposed rule provides a payment rate increase of 1.4% for hospitals that successfully report the quality measures for the Hospital Inpatient Quality Reporting ("IQR") Program (formerly the Reporting Hospital Quality Data for Annual Payment Update Program) and are meaningful EHR users. The rate increase is based on a hospital market basket increase of 2.9%, which is reduced by (i) a multi-factor productivity adjustment of 0.5%, (ii) a 0.2% reduction required by the Affordable Care Act, and (iii) a 0.8% documentation and coding recoupment adjustment required by the ATRA. Hospitals that do not successfully report quality data under the IQR Program will be subject to a one-fourth reduction of the hospital market basket increase prior to the application of any applicable statutory adjustments. In addition, hospitals that are not meaningful EHR users are also subject to an additional one-fourth reduction of the hospital market basket increase. With respect to the documentation and coding recoupment adjustment required by the ATRA, CMS indicated that it expects to make similar adjustments in FFYs 2016 and 2017 in order to recoup the entire $11 billion that it is required to recover by the ATRA to offset the additional increase in aggregate payments to hospitals that Congress believes occurred from FFY 2008 through FFY 2013 solely as a result of the transition to the MS-DRG system and that was not recaptured by the adjustments that were mandated by the Transitional Medical Assistance, Abstinence Education, and Qualifying Individuals Programs Extension Act of 2007.

        In addition to establishing the payment rate update, the IPPS final rule for FFY 2015 also makes a number of other changes to the Medicare program's IPPS. Among other things, the proposed rule implements a 1.0% payment decrease required by the Affordable Care Act for hospitals that rank in the top quartile for the rate of hospital acquired conditions and updates the measures and financial incentives in Medicare's hospital value-based purchasing and readmissions reduction programs. In addition, the IPPS final rule for FFY 2015 updates the factors used to determine the amount and distribution of Medicare DSH payments to hospitals and establishes the uncompensated care amount which will be distributed to qualifying hospitals in FFY 2015 at $7.65 billion, which is less than the $8.56 billion that was originally estimated in the IPPS proposed rule for FFY 2015, which was published on May 15, 2014. The final rule also revises the labor market areas used for the IPPS wage index system based on the most recent core-based statistical area delineations issued by the Office of Management and Budget based on 2010 census data. Under the final rule, in order to mitigate the potentially negative impacts of the new labor market areas, CMS will generally phase the new wage index in over a one year period, with the wage index for FFY 2015, being a 50/50 blend of the former wage index and the new wage index. Overall, CMS estimates that the rate increase, when combined with reductions under the Hospital Readmissions Reduction Program, changes to Medicare DSH payments, the expiration of certain statutory provisions that provided special temporary increases in payments to low-volume and Medicare dependent hospitals, and other changes to IPPS payment policies, will decrease IPPS payments to hospitals by 0.6% or $756 million in FFY 2015.

        On July 14, 2014, CMS published its hospital outpatient prospective payment system ("OPPS") proposed rule for calendar year ("CY") 2015, which begins on January 1, 2015. Among other things, the proposed rule provides for a payment rate increase of 2.1% percent for hospitals that meet the reporting requirements of the Medicare Hospital Outpatient Quality Reporting ("OQR") Program and a payment rate increase of 0.1% for hospitals that do not. The proposed rate increase is based on a proposed hospital market basket increase of 2.7%, which is reduced by a multi- factor productivity adjustment of 0.4% and an additional 0.2% reduction required by the Affordable Care Act. The proposed rule also makes several other changes to the Medicare program's OPPS, including implementing (with modifications) the policy for comprehensive Ambulatory Payment Classifications ("APCs") that was finalized in the OPPS final rule for CY 2014 and that would create 28 comprehensive APCs that combine certain items and services that are related to the performance of a primary service into a single payment for the comprehensive service under the OPPS, revising the requirements for physician certification of hospital inpatient services such that a physician certification is only required for outlier and long-stay cases of 20 days or more, and requiring hospitals and physicians to provide additional information about services provided in off-campus provider-based departments on their claim forms.

        The automatic spending reductions of the BCA, the Pathway Act, the Proposed Budget (if adopted), the regulations described above or any other related legislation or regulation may have a material adverse effect on our financial position, results of operations or cash flow.

         We are subject to increasingly stringent governmental regulation, and may be subjected to allegations that we have failed to comply with governmental regulations, which could result in sanctions and even greater scrutiny that reduce our revenues and profitability.

        All participants in the healthcare industry are required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to hospitals' relationships with physicians and other referral sources, the adequacy and quality of medical care, inpatient admission criteria, privacy and security of health information, standards for equipment, personnel, operating policies and procedures, billing and cost reports, payment for services and supplies, maintenance of adequate records, compliance with building codes and environmental protection, among other matters. Many of the laws and regulations applicable to the healthcare industry are complex, and there are numerous enforcement authorities, including CMS, Office of Inspector General ("OIG"), the Department of Justice, state attorneys general, and contracted auditors, as well as whistleblowers. Some positions taken in connection with enforcement appear to be inconsistent with historical common practices within the industry but have not previously been challenged. Moreover, as a result of the provisions of the Affordable Care Act that created potential False Claims Act liabilities for failing to report and repay known overpayments and return an overpayment within sixty (60) days of the identification of the overpayment or the date by which a corresponding cost report is due, whichever is later, hospitals and other healthcare providers are encouraged to disclose potential violations of law.

        The healthcare industry has seen a number of ongoing investigations related to patient referrals, physician recruiting practices, cost reporting and billing practices, medical necessity, laboratory and home healthcare services, physician ownership of hospitals and other healthcare providers, and joint ventures involving hospitals and physicians. For example, our hospital, Jackson Purchase Medical Center in Mayfield, Kentucky, entered into a five-year Corporate Integrity Agreement with the OIG on June 27, 2011 following an investigation of certain billing practices. This investigation was initiated after a Medicare beneficiary made a complaint to an Assistant U.S. Attorney. With an increased public emphasis on enforcement being made by state and federal agencies, including changes in laws that encourage and facilitate whistleblowers to make complaints, we anticipate that hospitals and healthcare providers, including those owned by the Company, will face an increased number of governmental inquiries arising out of complaints made by program beneficiaries or other individuals.

        Hospitals continue to be one of the primary focal areas of the OIG, the Department of Justice and other governmental fraud and abuse programs. In January 2005, the OIG issued Supplemental Compliance Program Guidance for Hospitals that focuses on hospital compliance risk areas. Some of the risk areas highlighted by the OIG include correct outpatient procedure coding, revising admission and discharge policies to reflect current CMS rules, submitting appropriate claims for supplemental payments such as pass-through costs and outlier payments and a general discussion of the fraud and abuse risks related to financial relationships with referral sources. Each FFY, the OIG also publishes a General Work Plan that provides a brief description of the activities that the OIG plans to initiate or continue with respect to the programs and operations of HHS and details the areas that the OIG believes are prone to fraud and abuse.

        The laws and regulations with which we must comply are complex and subject to change. In the future, different interpretations or enforcement of these laws and regulations could subject our practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate our hospitals and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

        Finally, we are subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Our healthcare operations generate medical waste, such as pharmaceuticals, biological materials and disposable medical instruments that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. Our operations are also subject to various other environmental laws, rules and regulations. Environmental regulations also may apply when we renovate or refurbish hospitals, particularly older facilities.

         As a result of increased reviews of claims to Medicare and Medicaid for our services, we may experience delayed payments or incur additional costs and may be required to repay amounts already paid to us.

        We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted as inpatients to general acute care hospitals for certain procedures (e.g., cardiovascular procedures) and audits of Medicare claims under the recovery audit contractor ("RAC") programs. RACs utilize a post-payment targeted review process employing data analysis techniques in order to identify those Medicare claims most likely to contain overpayments, such as incorrectly coded services, short stays, incorrect payment amounts, non-covered services and duplicate payments. The claims review strategies used by the RACs generally include a review of high dollar claims, including inpatient hospital claims. As a result, a large majority of the total amounts recovered by RACs has come from hospitals. In addition, CMS has announced a pre-payment demonstration project that will allow RACs to review claims before they are paid to ensure that the provider complied with all Medicare payment rules. Under the demonstration project, RACs conduct prepayment reviews on certain types of claims that historically result in high rates of improper payments, beginning with those involving short stay inpatient hospital services. These reviews will focus on certain states with high populations of fraud and error-prone providers (including the states of Florida, Michigan, Texas and Louisiana in which we operate) and other states (including the state of North Carolina in which we operate) with high claims volumes of short inpatient hospital stays. The demonstration project began on August 27, 2012 and will run for a three year period.

        The Affordable Care Act expanded the RAC program's scope to include managed Medicare and to include Medicaid claims, and all states are now required to establish programs to contract with RACs. In addition, CMS employs Medicaid Integrity Contractors ("MICs") to perform post-payment audits of Medicaid claims and identify overpayments. The Affordable Care Act increases federal funding for the MIC program for FFY 2011 and later years. In addition to RACs and MICs, the state Medicaid agencies and other contractors have also increased their review activities. Any such audit or investigation could have a material adverse effect on the results of our operations.

         We may continue to see the growth of uninsured and "patient due" accounts, and deterioration in the collectability of these accounts could adversely affect our collections of accounts receivable, revenues, results of operations and cash flows.

        The primary collection risks associated with our accounts receivable relate to the uninsured patient accounts and patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and co-payments) remain outstanding. The provision for doubtful accounts relates primarily to amounts due directly from patients. This risk has increased, and will likely continue to increase, as more individuals are enrolled in insurance plans with high deductibles or high co-payments. These trends will likely be exacerbated if general economic conditions remain challenging or if unemployment levels in the communities in which we operate rise. If unemployment rates increase or general economic conditions in our communities remain challenging, our business strategies to generate organic growth and to improve admissions and adjusted admissions at our hospitals could become more difficult to accomplish.

        The amount of our provision for doubtful accounts is based on our assessments of historical collection trends, business and economic conditions, trends in federal and state governmental and private employer health coverage and other collection indicators. A continuation in trends that results in increasing the proportion of accounts receivable being comprised of uninsured accounts and deterioration in the collectability of these accounts could adversely affect our collections of accounts receivable, results of operations and cash flows. As enacted, the Affordable Care Act seeks to decrease, over time, the number of uninsured individuals. Among other things, the Affordable Care Act will, beginning in 2014, incentivize states to expand their Medicaid eligibility requirements and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Affordable Care Act due to its complexity, lack of implementing regulations and interpretive guidance, state decisions to decline Medicaid expansion, gradual and potentially delayed implementation, and possible amendment, as well as our inability to foresee how individuals, businesses and states will respond to the choices afforded them by the Affordable Care Act. In addition, even after implementation of the Affordable Care Act, we may continue to experience bad debts and be required to provide uninsured discounts and charity care for undocumented immigrants who are not permitted to enroll in a health insurance exchange or government healthcare programs and in states that choose not to expand their Medicaid programs.

         Controls designed to reduce inpatient services may reduce our revenues.

        Controls imposed by Medicare, Medicaid, and commercial third-party payors designed to reduce admissions and lengths of stay, commonly referred to as "utilization review," have affected and are expected to continue to affect our facilities. Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards and are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients must be reviewed by quality improvement organizations, which review the appropriateness of Medicare and Medicaid patient admissions and discharges, the quality of care provided, the validity of MS-DRG classifications and the appropriateness of cases of extraordinary length of stay or cost on a post-discharge basis. Quality improvement organizations may deny payment for services or assess fines and also have the authority to recommend to HHS that a provider which is in substantial noncompliance with the standards of the quality improvement organization be excluded from participation in the Medicare program. The Affordable Care Act potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use, and, as a result, efforts to impose more stringent cost controls are expected to continue. Utilization review is also a requirement of most non-governmental managed care organizations and other third-party payors. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required preadmission authorization and utilization review and by third party payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Although we are unable to predict the effect these controls and changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on our business, financial position and results of operations.

         We may be subjected to actions brought by the government under anti-fraud and abuse provisions or by individuals on the government's behalf under the False Claims Act's "qui tam" or "whistleblower" provisions.

        The federal False Claims Act prohibits providers from, among other things, knowingly submitting false claims for payment to the federal government. The "qui tam" or "whistleblower" provisions of the False Claims Act allow private individuals to bring actions under the False Claims Act on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of "whistleblower" lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the federal False Claims

Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.

        There are many potential bases for liability under the False Claims Act. The government has used the False Claims Act to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, submitting false cost reports, and providing care that is not medically necessary or that is substandard in quality. The Affordable Care Act also provides that claims submitted in connection with patient referrals that result from violations of the anti-kickback provision of the Social Security Act (the "Anti-kickback Statute") constitute false claims for the purposes of the federal False Claims Act, and some courts have held that a violation of the provision of the Social Security Act commonly known as the "Stark Law" can result in False Claims Act liability, as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. We are required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

        Although we intend and will endeavor to conduct our business in compliance with all applicable federal and state fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to be in compliance with applicable fraud and abuse laws.

         The industry trend towards value-based purchasing may negatively impact our revenues.

        There is a trend in the healthcare industry toward value-based purchasing of healthcare services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs including Medicare and Medicaid currently require hospitals to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events. Many large commercial payors currently require hospitals to report quality data, and several commercial payors do not reimburse hospitals for certain preventable adverse events.

        The Affordable Care Act contains a number of provisions intended to promote value-based purchasing. The Affordable Care Act prohibits the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat "HACs". An HAC is a condition that is acquired by a patient while admitted as an inpatient at a hospital, such as a surgical site infection. Beginning in FFY 2015, hospitals that fall into the top 25% of national risk-adjusted HAC rates for all hospitals in the previous year will receive a 1% reduction in their total Medicare payments. Another provision reduces payments for all inpatient discharges for hospitals that experience excessive readmissions for certain conditions designated by HHS.

        The Affordable Care Act also requires HHS to implement a value-based purchasing program for inpatient hospital services. The Affordable Care Act requires HHS to reduce inpatient hospital payments for all discharges by a percentage beginning at 1% in FFY 2013 and increasing by 0.25% each fiscal year up to 2% in FFY 2017 and subsequent years. HHS will pool the amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards established by HHS. HHS will determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by these payment reductions.

        We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our revenues.

         The lingering effects of the economic recession could materially adversely affect our financial position, results of operations or cash flows.

        The U.S. economy continues to experience the negative effects from an economic recession, and unemployment levels remain high. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose:

  •
  to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals; or

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  a high-deductible insurance plan or no insurance at all, which increases a hospital's dependence on self-pay revenue. Moreover, a greater number of uninsured patients may seek care in our emergency rooms.

        We are unable to determine the specific impact of these economic conditions on our business at this time, but we believe that the lingering effects of the economic recession could have an adverse impact on our operations and could impact not only the healthcare decisions of our patients, but also the solvency of managed care providers and other counterparties to transactions with us.

         The failure of certain employers, or the closure of certain manufacturing and other facilities in our markets, can have a disproportionate impact on our hospitals.

        The economies in the non-urban communities in which our hospitals primarily operate are often dependent on a small number of large employers, especially manufacturing or other facilities. These employers often provide income and health insurance for a disproportionately large number of community residents who may depend on our hospitals for care. The failure of one or more large employers, or the closure or substantial reduction in the number of individuals employed at manufacturing or other facilities located in or near many of the non-urban communities in which our hospitals primarily operate, could cause affected employees to move elsewhere for employment or lose insurance coverage that was otherwise available to them. The occurrence of these events may cause a material reduction in our revenues and results of operations or impede our business strategies intended to generate organic growth and improve operating results at our hospitals.

         We may have difficulty acquiring hospitals on favorable terms.

        One element of our business strategy is expansion through the acquisition of acute care hospitals primarily in non-urban markets. We face significant competition to acquire attractive hospitals, and we may not find suitable acquisitions on favorable terms. Our primary competitors for acquisitions have included for-profit and tax-exempt hospitals and hospital systems and privately capitalized start-up companies. Buyers with a strategic desire for any particular hospital—for example, a hospital located near existing hospitals or those who will realize economic synergies—have demonstrated an ability and willingness to pay premium prices for hospitals. Strategic buyers, as a result, can present a competitive barrier to our acquisition efforts.

        Given the increasingly challenging regulatory and enforcement environment, our ability to acquire hospitals could be negatively impacted if targets are found to have material unresolved compliance issues. We may condition our purchase on the resolution of such issues by reporting or refunding amounts under the voluntary self-disclosure protocols. We could experience delays in closing or fail to close transactions with targets that initially were attractive but became unattractive as a result of a poor compliance program, material non-compliance with laws or failure to timely address compliance risks.

        The cost of an acquisition could result in a dilutive effect on our results of operations, depending on various factors, including the amount paid for the acquisition, the acquired hospital's results of operations, allocation of purchase price, effects of subsequent legislation and limitations on rate increases.

        Even if we are able to identify an attractive target, we may not be able to obtain financing, if necessary, for any acquisitions or joint ventures that we might make or may be required to borrow at higher rates and on less favorable terms. We may incur or assume additional indebtedness as a result of acquisitions. Our failure to acquire non-urban hospitals consistent with our growth plans could prevent us from increasing our revenues.

        In recent years, the legislatures and attorneys general of several states have become more interested in sales of hospitals by tax-exempt entities. This heightened scrutiny may increase the cost and difficulty, or prevent the completion, of transactions with tax-exempt organizations in the future.

         We may encounter difficulty operating, integrating and improving financial performance at acquired hospitals.

        We may be unable to timely and effectively integrate any hospitals that we acquire with our ongoing operations. In the past, we have occasionally experienced temporary delays in improving the operating margins or effectively integrating the operations of our acquired hospitals and we may experience such delays in implementing operating procedures and systems in newly or future acquired hospitals. Integrating an acquired hospital could be expensive and time consuming and could disrupt our ongoing business, negatively affect cash flow and distract management and other key personnel. In addition, acquisition activity requires transitions from, and the integration of, operations and, usually, information systems that are used by acquired hospitals. We will rely heavily on HCA-Information Technology and Services, Inc. ("HCA-IT") and other third parties for information systems integration as part of a contractual arrangement for information technology services. We may not be successful in causing HCA-IT and other third parties to convert our newly acquired hospitals' information systems in a timely manner. In addition, we may not be able to achieve improved financial performance at acquired hospitals within our targeted time frames, or continue to improve financial performance for sustained periods following the acquisition which may result in our inability to achieve our growth strategy.

         We conduct a portion of our operations through joint venture entities, which may not be successful and which may expose us to risks and uncertainties.

        For financial or strategic reasons, we conduct a portion of our business through joint ventures. The largest of our joint ventures is Duke LifePoint Healthcare, a joint venture between the Company and a wholly-controlled affiliate of Duke.

        Generally, we are obligated to provide proportionate financial support for our joint ventures although our control of the business entity may not be proportionate to that financial support and may be subject to limitations. As a result, we generally have less flexibility to pursue our own objectives through joint ventures than we would through our wholly-owned subsidiaries.

        The long term success of our joint ventures is dependent on cooperation with our joint venture partners on development and operational activities. There is no assurance that our joint venture partners will continue their relationships with us in the future or that we will be able to achieve our financial or strategic objectives relating to the joint ventures and the markets in which they operate. Our joint venture partners may have business objectives that are inconsistent with ours, experience financial and other difficulties that may affect the success of the joint venture and we may disagree with our joint venture partners on the timing or nature of further investments in the joint venture. We may not be able to realize the operating efficiencies, cost savings or other benefits that we expect from our joint ventures. In the event of a material disagreement with our joint venture partners or the breach of our joint venture agreements, our joint ventures may be subject to dissolution, unwinding or purchase of either party's interest in the joint venture, which could have a material adverse effect on our prospects, business, financial condition or results of operations.

         If we do not effectively attract, recruit and retain qualified physicians, our ability to deliver healthcare services efficiently will be adversely affected.

        As a general matter, only physicians on our medical staffs may direct hospital admissions and the services ordered once a patient is admitted to a hospital. As a result, the success of our hospitals depends in part on the number and quality of the physicians on the medical staffs of our hospitals, the admitting practices of those physicians and maintaining good relations with those physicians.

        The success of our efforts to recruit and retain quality physicians depends on several factors, including the actual and perceived quality of services provided by our hospitals, our ability to meet demands for new technology and our ability to identify and communicate with physicians who want to practice in non-urban communities. In particular, we face intense competition in the recruitment and retention of specialists because of the difficulty in convincing these individuals of the benefits of practicing or remaining in practice in non-urban communities. If the non-urban communities in which our hospitals primarily operate are not seen as attractive, then we could experience difficulty attracting and retaining physicians to practice in our communities. We may not be able to recruit all of the physicians we target. In addition, we may incur increased malpractice expense if the quality of physicians we recruit does not meet our expectations.

        Additionally, our ability to recruit and employ physicians is closely regulated. For example, the types, amount and duration of compensation and assistance we can provide to recruited physicians are limited by the Stark law, the Anti-kickback Statute, state anti-kickback statutes, and related regulations. The Stark law requires, among other things, that recruitment assistance can only be provided to physicians who meet certain geographic and practice requirements, that the amount of assistance cannot be changed during the term of the recruitment agreement, and that the recruitment payments cannot generally benefit physicians currently in practice in the community beyond recruitment costs actually incurred by them. In addition to these legal requirements, there is competition from other communities and facilities for these physicians, and this competition continues after the physician is practicing in one of our communities.

         Factors related to our employment of physicians could affect our financial performance.

        In recent years, physician payment amounts have been determined on a year by year basis. For calendar year ("CY") 2014, CMS issued a final rule that would have applied the sustainable growth rate ("SGR") and resulted in an aggregate reduction of 20.1% to all physician payments under the physician fee schedule ("PFS") for CY 2014. The Pathway Act delayed application of the SGR and provided for a 0.5% increase in PFS rates through March 31, 2014. PAMA extends the 0.5% increase in PFS rates established by the Pathway Act through December 31, 2014. It also provides that there will be no increase to the CY 2015 PFS from January 1, 2015 through March 31, 2015. On July 11, 2014, CMS published the PFS proposed rule for CY 2015. Since updates to the PFS are pre-determined based on a statutory formula that cannot be changed by CMS, the proposed rule did not include any proposal or announcement regarding updates or changes to the PFS. However, in March 2014, prior to the enactment of PAMA, CMS estimated that payments to physicians in CY 2015 would be reduced by 20.9%. We cannot predict whether Congress will pass legislation, such as the SGR Repeal and Medicare Provider Payment Modernization Act to avert future rate cuts and/or otherwise adopt a permanent fix for the issues that are created by the application of the SGR. If the payment reduction contained in the proposed rule is not averted, the reimbursement received by us for services provided by our employed physicians, the physicians to whom our hospitals have provided recruitment assistance, and the physician members of our medical staffs would be adversely affected.

        We believe that physician employment by acute care hospitals has become more common as a result of actual and potential reductions in payment amounts for physician services. Our experience in employing physicians is consistent with industry trends. Employed physicians could present more direct risks to us than those presented by independent members of our hospitals' medical staffs, as well as require us to incur additional expenses. The combination of reimbursement cuts, potential liabilities and increased expenses could have an adverse effect on our results of operations if current trends continue.

         Our hospitals face competition for staffing, which may increase labor costs and reduce profitability.

        In addition to our physicians, the operations of our hospitals are dependent on the efforts, abilities and experience of our management and medical support personnel, such as nurses, pharmacists and lab technicians. We compete with other healthcare providers in recruiting and retaining qualified management and staff personnel responsible for the day-to-day operations of each of our hospitals, including nurses and other non-physician healthcare professionals. In some markets, the scarce availability of nurses and other medical support personnel presents a significant operating issue. This shortage may require us to enhance wages and benefits to recruit and retain nurses and other medical support personnel, recruit personnel from foreign countries, and hire more expensive temporary or contract personnel. In addition, the states in which we operate could adopt mandatory nurse-staffing ratios or could reduce mandatory nurse staffing ratios already in place. State-mandated nurse-staffing ratios could significantly affect labor costs and have an adverse impact on revenues if we are required to limit admissions in order to meet the required ratios. If our labor costs increase, we may not be able to raise rates to offset these increased costs. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel or to control our labor costs could have a material adverse effect on our financial condition or results of operations.

         The loss of certain physicians can have a disproportionate impact on certain of our hospitals.

        Generally, the top ten attending physicians within each of our facilities represent a large share of our inpatient revenues and admissions. The loss of one or more of these physicians—even if temporary—could cause a material reduction in our revenues, which could take significant time to replace given the difficulty and cost associated with recruiting and retaining physicians.

         If our access to licensed information systems is interrupted or restricted, or if we are not able to integrate changes to our existing information systems or information systems of acquired hospitals, our operations could suffer.

        Our business depends significantly on effective information systems to process clinical and financial information. Information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology. We rely heavily on HCA-IT, for information systems. HCA-IT provides us with financial, clinical, patient accounting and network information services. The primary business of HCA-IT's parent company is to own and operate hospitals, not to provide information systems. We do not control HCA-IT's systems. If these systems fail or are interrupted, if our access to these systems is limited in the future or if HCA-IT develops systems more appropriate for the urban healthcare market and not suited for our hospitals, our operations could suffer. Our existing contract with HCA-IT, expires on December 31, 2021 (including a wind-down period) unless extended by the parties.

        System conversions are costly, time consuming and disruptive for physicians and employees. Some of our hospitals have recently converted or are currently converting from the system provided by HCA-IT to another third party information system. Implementation of such conversions are very costly and, if such conversions occurred on a large scale, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        In addition, as new information systems are developed in the future, we will need to integrate them into our existing systems. Evolving industry and regulatory standards, such as the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and meaningful use regulations, may require changes to our information systems in the future. We may not be able to integrate new systems or changes required to our existing systems or systems of acquired hospitals in the future effectively or on a cost-efficient basis.

         We are subject to risks associated with outsourcing functions to third parties.

        To improve operating margins, productivity and efficiency, we outsource selected nonclinical business functions to third parties. We take steps to monitor and regulate the performance of independent third parties to whom the Company delegates selected functions, including revenue cycle management, patient access, billing, cash collections, payment compliance and support services, project implementation, supply chain management and payroll services.

        Arrangements with third party service providers may make our operations vulnerable if vendors fail to satisfy their obligations to us as a result of their performance, changes in their own operations, financial condition, or other matters outside of our control. The expanding role of third party providers may also require changes to our existing operations and the adoption of new procedures and processes for retaining and managing these providers, as well as redistributing responsibilities as needed, in order to realize the potential productivity and operational efficiencies. Effective management, development and implementation of our outsourcing strategies are important to our business and strategy. If there are delays or difficulties in enhancing business processes or our third party providers do not perform as anticipated, we may not fully realize on a timely basis the anticipated economic and other benefits of the outsourcing projects or other relationships we enter into with key vendors, which could result in substantial costs, divert management's attention from other strategic activities, negatively affect employee morale or create other operational or financial problems for us. Terminating or transitioning arrangements with key vendors could result in additional costs and a risk of operational delays, potential errors and possible control issues as a result of the termination or during the transition phase.

         If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

        As required by the American Recovery and Reinvestment Act of 2009, the Secretary of HHS has developed and implemented an incentive payment program for eligible hospitals and healthcare professionals that adopt and meaningfully use EHR technology. HHS uses the Provider Enrollment, Chain and Ownership System ("PECOS") to verify Medicare enrollment prior to making EHR incentive program payments. If our hospitals and employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, beginning in FFY 2015, eligible hospitals and professionals that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. System conversions to comply with EHR could be time consuming and disruptive for physicians and employees. Failure to implement EHR systems effectively and in a timely manner could have a material adverse effect on our financial position and results of operations.

        We are in process of converting certain of our clinical and patient accounting information system applications to newer versions of existing applications or all together new applications at several of our facilities. In connection with our implementations and conversions, we have incurred significant capitalized costs and additional training and implementation expenses. In addition, EHR incentive payments previously recognized are subject to audit and potential recoupment if it is determined that we did not meet the applicable meaningful use standards required in connection with such incentive payments.

         We are subject to potential legal and reputational risk as a result of our access to personal information of our patients.

        There are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access to or theft of personal information. In the ordinary course of our business, we, and vendors on our behalf, collect and store sensitive data, including personal health data and other personally identifiable information of our patients. The secure processing, maintenance and transmission of this information are critical to our operations and business strategy. We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy and information security laws. The HHS Office for Civil Rights has imposed civil monetary penalties and corrective action plans on covered entities for violating HIPAA's privacy and security rules. In addition, state attorneys general have brought civil actions seeking injunctions and damages in response to violations of HIPAA's privacy and security rules. If, in spite of our compliance efforts we or any of our business associates were to experience a breach, loss, or other compromise of such personal health information, such event could disrupt our operations, damage our reputation, result in regulatory penalties, legal claims and liability under HIPAA and other state and federal laws, which could have a material adverse effect on our business, financial condition and results of operations.

         If we acquire hospitals with unknown or contingent liabilities, we could become liable for material obligations.

        Businesses we have acquired, or businesses we may acquire may have unknown or contingent liabilities for past activities of acquired businesses, including liabilities for failure to comply with healthcare laws and regulations, medical and general professional liabilities, worker's compensation liabilities, previous tax liabilities and unacceptable business practices. Although we endeavor to continue to obtain contractual indemnification from sellers covering these matters, any indemnification obtained from sellers may be insufficient to cover material claims or liabilities for past activities of acquired businesses.

         Other hospitals and outpatient facilities provide services similar to those which we offer. In addition, physicians provide services in their offices that could be provided in our hospitals. These factors increase the level of competition we face and may therefore adversely affect our revenues, profitability and market share.

        Competition among hospitals and other healthcare service providers, including outpatient facilities, has intensified in recent years. We compete with other hospitals, including larger tertiary care centers located in larger metropolitan areas, and with physicians who provide services in their offices which could otherwise be provided in our hospitals. Although the hospitals with which we compete may be a significant distance away from our facilities, patients in our markets may migrate on their own to, may be referred by local physicians to, or may be encouraged by their health plan to travel to these hospitals. Furthermore, some of the hospitals with which we compete may offer more or different services than those available at our hospitals, may have more advanced equipment or may have a medical staff that is thought to be better qualified. Also, some of the hospitals that compete with our facilities are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals, in most instances, are also exempt from paying sales, property and income taxes.

        Quality of care and value-based purchasing have also become significant trends and competitive factors in the healthcare industry. In 2005, CMS began making public performance data relating to ten quality measures that hospitals submit in connection with their Medicare reimbursement. Since that time, CMS has on several occasions increased the number of quality measures hospitals are required to report in order to receive the full inpatient prospective payment system and outpatient prospective payment system market basket updates. In addition, the Medicare program no longer reimburses hospitals for care relating to certain preventable adverse events, and many private healthcare payors have adopted similar policies. If the public performance data become a primary factor in where patients choose to receive care, and if competing hospitals have better results than our hospitals on those measures, we would expect that our revenues and/or patient volumes could decline.

        We also face very significant and increasing competition from services offered by physicians (including physicians on our medical staffs) in their offices and from other specialized care providers, including outpatient surgery, oncology, physical therapy and diagnostic centers (including many in which physicians may have an ownership interest). Some of our hospitals have and will seek to develop outpatient facilities where necessary to compete effectively. However, to the extent that other providers are successful in developing outpatient facilities or physicians are able to offer additional, advanced services in their offices, our market share for these services will likely decrease in the future.

         Our revenues are especially concentrated in a small number of states which will make us particularly sensitive to regulatory and economic changes in those states.

        Our revenues are particularly sensitive to regulatory and economic changes in states in which we generate the majority of our revenues including Kentucky, Virginia, Tennessee, Michigan, New Mexico, West Virginia, Arizona and Louisiana. The following table contains our revenues and revenues as a percentage of our total revenues by state for each of these states for the years presented (dollars in millions):

		Revenue Concentration by State
	Hospital Campuses in State as of December 31, 2013	2013		2012		2011
		Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Kentucky	9	$520.9	14.2%	$510.9	15.1%	$501.5	16.6%
Virginia	6	469.2	12.8	413.6	12.2	369.0	12.2
Tennessee	10	394.9	10.7	375.3	11.1	345.1	11.4
Michigan	3	345.4	9.4	103.9	3.1	—	—
New Mexico	2	256.5	7.0	299.6	8.8	291.3	9.6
West Virginia	2	245.9	6.7	266.2	7.8	252.1	8.3
Arizona	2	214.7	5.8	204.4	6.0	199.1	6.6
Louisiana	5	192.8	5.2	206.1	6.1	195.4	6.5

        Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in the above-mentioned states could have an adverse effect on our business, financial condition, results of operations and/or prospects. Medicaid changes in these states could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

         If we do not continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets may be adversely affected.

        Technological advances, including with respect to computer-assisted tomography scanner (CTs), magnetic resonance imaging (MRIs) and positron emission tomography scanner (PETs) equipment, continue to evolve. In addition, the manufacturers of such equipment often provide incentives to try to increase their sales, including providing favorable financing to higher credit risk organizations. In an effort to compete, we must continually assess our equipment needs and upgrade our equipment as a result of technological improvements. We believe that the direction of the patient flow correlates directly to the level and intensity of such diagnostic equipment.

         We may be subject to liabilities because of malpractice and related legal claims brought against our hospitals or healthcare providers associated with, or employed by, our hospitals or affiliated entities. If we become subject to these claims, we could be required to pay significant damages, which may not be covered by insurance.

        We may be subject to medical malpractice lawsuits and other legal actions arising out of the operations of our owned and leased hospitals and the activities of our employed physicians. In addition, we may also be subject to lawsuits and other legal actions arising out of the activities of physicians who are not employees but are members of our hospitals' medical staffs even though our ability to control the activities of those physicians involved may be limited. These actions may involve large claims and significant defense costs. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement. Amounts we pay to settle any of these matters may be material. We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses in excess of our self insurance retention ("SIR") amount. As a result, one or more successful claims against us that are within our SIR amounts could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. Also, some of these claims could exceed the scope of the coverage in effect, or coverage of particular claims could be denied. In addition, we operate a wholly-owned captive insurance company under the name Point of Life Indemnity, Ltd., which, issues malpractice insurance policies to our employed physicians.

        Insurance coverage in the future may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable SIR level amounts. One or more of our insurance carriers may become insolvent and unable to fulfill its obligation to defend, pay or reimburse us when that obligation becomes due. In addition, physicians using our hospitals may be unable to obtain insurance on acceptable terms, which could result in these physicians not being able to meet the minimum insurance requirements in the applicable hospital medical staff bylaws or necessitate a reduction in the level of insurance required to be carried under such bylaws.

         Our revenues and volume trends may be adversely affected by certain factors over which we have no control.

        Our revenues and volume trends are dependent on many factors, including physicians' clinical decisions and availability, payor programs shifting to a more outpatient-based environment, whether or not certain services are offered, seasonal and severe weather conditions, including the effects of extreme low temperatures, hurricanes and tornados, earthquakes, current local economic and demographic changes, and the intensity and timing of yearly flu outbreaks. In addition, technological developments and pharmaceutical improvements may reduce the demand for healthcare services or the profitability of the services we offer.

         If our fair value declines or if our estimated future cash flows decrease, a material non-cash charge to earnings from impairment of our goodwill or our long-lived assets could result.

        As of December 31, 2013, we had approximately $1,651.0 million of goodwill and approximately $2,197.2 million of long-lived assets, net of accumulated depreciation. We expect to recover the carrying values of both our goodwill as well as our long-lived assets through our future cash flows. We evaluate the carrying value of our goodwill at least annually, based on our fair value, to determine whether it is impaired. We evaluate our long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows. If the carrying value of our goodwill or our long-lived assets is impaired, we may incur a material non-cash charge to earnings.

         Certificate of need laws and regulations regarding licenses, ownership and operation may impair our future expansion in some states.

        Some states require prior approval for the purchase, construction and expansion of healthcare facilities, based on the state's determination of need for additional or expanded healthcare facilities or services. Twelve states in which we operate hospitals require a certificate of need for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and for certain other planned activities. We may not be able to obtain certificates of need required for expansion activities in the future. In addition, all of the states in which we operate facilities require hospitals and most healthcare providers to maintain one or more licenses. If we fail to obtain any required certificate of need or license, our ability to operate or expand operations in those states could be impaired.

         In states without certificate of need laws, competing providers of healthcare services are able to expand and construct facilities without the need for significant regulatory approval.

        In the eight states in which we operate that do not require certificates of need for the purchase, construction and expansion of healthcare facilities or services, competing healthcare providers face low barriers to entry and expansion. If competing providers of healthcare services are able to purchase, construct or expand healthcare facilities without the need for regulatory approval, we may face decreased market share and revenues in those markets.

         Different interpretations of accounting principles could have a material adverse effect on our results of operations or financial condition.

        Generally accepted accounting principles are complex, continually evolving and may be subject to varied interpretation by us, our independent registered public accounting firm and the SEC. Such varied interpretations could result from differing views related to specific facts and circumstances. Differences in interpretation of generally accepted accounting principles could have a material adverse effect on our results of operations or financial condition.

         Our stock price has been and may continue to be volatile; any significant decline may result in litigation.

        The trading price of our common stock has been and may continue to be subject to wide fluctuations. This may result in stockholder lawsuits, which could divert management's time away from operations and could result in higher legal fees and proxy costs.

        Our stock price may fluctuate in response to the results or our operations and to a number of events and factors, including:

  •
  actual or anticipated quarterly variations in operating results, particularly if they differ from investors' expectations;

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  changes in financial estimates and recommendations by securities analysts;

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  changes in government regulations including those relating to reimbursement and operational policies and procedures;

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  the operating and stock price performance of other companies that investors may deem comparable;

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  changes in overall economic factors in our markets;

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  news reports relating to trends or events in our markets; and

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  issues associated with integration of the hospitals that we acquire.

        Broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

        As a result of the above factors, we could be subjected to potential stockholder lawsuits. Such lawsuits are time consuming and expensive. Among other things, such lawsuits divert management's time and attention from operations. Such lawsuits also force us to incur substantial legal fees and proxy costs in defending our position.

Risks relating to the notes

         We have substantial indebtedness and we may incur significant amounts of additional indebtedness in the future which could affect our ability to finance operations and capital expenditures, pursue desirable business opportunities, successfully operate our business in the future or make payments on the notes.

        As of June 30, 2014, we and the guarantors had consolidated debt of approximately $2,200.2 million, excluding the unamortized debt discounts and debt premium. We also have the ability to incur significant amounts of additional indebtedness, subject to the conditions imposed by the terms of our credit agreement and the agreements or indentures governing any additional indebtedness that we incur in the future. As of June 30, 2014, under the terms of our senior secured credit facilities, we had the ability to borrow an additional $328.2 million, which represents $350.0 million available under our revolving credit facility thereunder, net of outstanding letters of credit of $21.8 million. Additionally, our senior secured credit facilities contain uncommitted "accordion" features that permit us to borrow at a later date additional loans, subject to obtaining additional lender commitments and the satisfaction of other conditions. Our ability to repay or refinance our indebtedness will depend upon our ability to monetize our interests in our hospital assets and our operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control. See "Description of Other Indebtedness."

        Although we believe that our future operating cash flow, together with available financing arrangements, will be sufficient to fund our operating requirements, our leverage and debt service obligations could have important consequences, including the following:

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  Under our credit facilities, we are required to satisfy and maintain specified financial ratios and tests. Failure to comply with these obligations may cause an event of default which, if not cured or waived, could require us to repay substantial indebtedness immediately. Moreover, if debt repayment is accelerated, we will be subject to higher interest rates on our debt obligations as a result of these covenants, and our credit ratings may be adversely impacted.

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  We may be vulnerable in the event of downturns and adverse changes in the general economy or our industry. Specific examples of industry changes that could have an adverse impact on our cash flow include the implementation by the government of further limitations on reimbursement under Medicare and Medicaid.

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  We may have difficulty obtaining additional financing at favorable interest rates to meet our requirements for working capital, capital expenditures, acquisitions, general corporate or other purposes.

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  We will be required to dedicate a substantial portion of our cash flow to the payment of principal and interest on indebtedness, which will reduce the amount of funds available for operations, capital expenditures and future acquisitions.

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  Any borrowings we incur at variable interest rates expose us to increases in interest rates generally.

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  A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. We may be required to pay our indebtedness immediately if we default on any of the numerous financial or other restrictive covenants contained in the debt agreements. It is not certain whether we will have, or will be able to obtain, sufficient funds to make these accelerated payments. If any senior debt is accelerated, our assets may not be sufficient to repay such indebtedness and our other indebtedness, including the notes.

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  In the event of a default, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be effected on satisfactory terms, if at all, or that sufficient funds could be obtained to make these accelerated payments.

         Covenant restrictions under our senior secured credit facilities and our indentures will impose operating and financial restrictions on us and may limit our ability to operate our business and to make payments on the notes and other outstanding indebtedness. The exceptions to the covenants in our indentures may allow us to refinance subordinated indebtedness with senior indebtedness.

        The credit agreement that governs our senior secured credit facilities, the indenture governing the 6.625% unsecured senior notes due October 1, 2020 (the "6.625% Senior Notes") and the indenture that governs the notes contain covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the notes. These covenants restrict our ability to, among other things:

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  incur or guarantee additional debt or extend credit;

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  pay dividends or make distributions on, or redeem or repurchase, our capital stock or certain other debt;

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  make other restricted payments, including investments;

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  dispose of assets;

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  engage in transactions with affiliates;

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  enter into agreements restricting our subsidiaries' ability to pay dividends;

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  create liens on our assets or engage in sale/leaseback transactions; and

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  effect a consolidation or merger, or sell, transfer, lease all or substantially all of our assets.

        The limitations in our credit agreement for our senior secured credit facilities, our indentures or other instruments governing indebtedness that we may incur in the future may restrict our ability to repay our existing outstanding indebtedness.

        The provisions of our indentures may also allow us to refinance indebtedness that is subordinated in right of payment to the notes with indebtedness that would rank pari passu with the notes or otherwise repay such subordinated indebtedness with cash.

         Your ability to enforce the guarantees of the notes may be limited.

        Although the notes are our obligations, they will be unconditionally guaranteed on an unsecured senior basis by certain of our domestic subsidiaries. The performance by each guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of such incurrence, the subsidiary guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor's obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes.

        In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. In addition, each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under fraudulent conveyance laws, or may eliminate the guarantor's obligations or reduce the guarantor's obligations to an amount that effectively makes the guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

        The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, since the guarantees were incurred for our benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

        There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was "insolvent" upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the notes. If the court concludes that a guarantee is voided or limited on fraudulent conveyance grounds, other senior creditors of ours may have priority over the holders of the notes in respect of the assets of the relevant guarantor.

         The notes will be structurally subordinated to all obligations of our non-guarantor subsidiaries and effectively subordinated to our secured obligations.

        We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

        The claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our creditors, including the holders of notes. As of June 30, 2014, the aggregate amount of liabilities of our non-guarantor subsidiaries, including trade payables and excluding intercompany payables, was approximately $211.0 million. Our non-guarantor subsidiaries accounted for $623.1 million, or 30.3%, of our total revenues for the six months ended June 30, 2014 and $1,239.6 million, or 23.1%, of our assets (excluding intercompany receivables) and $211.0 million, or 6.8%, of our liabilities (excluding intercompany liabilities) as of June 30, 2014.

        In addition, the notes are our general unsecured obligations. Therefore, the notes will be effectively subordinated to our and the guarantors' secured debt to the extent of the value of the collateral. As of June 30, 2014, we and the guarantors' had approximately $700.2 million of secured debt; in addition, we had the ability to borrow an additional $328.2 million under our senior secured credit facilities, which represents $350.0 million available under our revolving credit facility thereunder, net of outstanding letters of credit of $21.8 million, but excludes amounts available under the uncommitted accordion features of our senior secured credit facilities.

         We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the indenture governing the notes, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

        Unrestricted subsidiaries will generally not be subject to the covenants under the indenture governing the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes. See "Description of the Exchange Notes" for further information.

         Our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase may be limited.

        In the event of certain changes of control involving us, you will have the right, at your option, to require us to purchase all or a portion of the notes you hold at a purchase price equal to 101% of the aggregate principal amount of your notes, plus accrued interest thereon to the repurchase date. In addition, under certain circumstances we may be required by the terms of the indenture governing the notes to make an offer to repurchase notes with proceeds from asset sales. Our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase will be dependent on the availability of sufficient funds and our ability to comply with applicable securities laws. Accordingly, there can be no assurance that we will be in a position to repurchase the notes upon a change of control or in connection with an asset sale repurchase.

        Also, our ability to repurchase the notes upon a change of control is materially limited by covenants in our senior secured credit facilities. Our inability to repurchase the notes upon the occurrence of a change in control will constitute an event of default under the indenture governing the notes. This default would, in turn, constitute an event of default under our senior secured credit facilities and may constitute an event of default under any future agreement governing our senior indebtedness, which may cause the related indebtedness to be accelerated after any applicable notice or cure periods. If such indebtedness were to be accelerated, we may not have sufficient funds to repurchase the notes and repay the indebtedness.

        The term "change of control" under the indenture governing the notes is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating (if any) of the notes, nor would the requirement that we offer to repurchase the notes upon a change of control necessarily afford holders of the notes protection in the event of a highly leveraged reorganization. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of control."

         We must rely on payments from our subsidiaries to make cash payments on the notes, and our subsidiaries are subject to various restrictions on making such payments.

        We are a holding company and hold our assets at, and conduct our operations through, direct and indirect subsidiaries. In order to make payments on the notes or to meet our other obligations, we depend upon receiving payments from our subsidiaries. In particular, we may be dependant on dividends and other payments by our direct and indirect subsidiaries to service our obligations. You will not have any direct claim on the cash flow or assets of our non-guarantor operating subsidiaries and our non-guarantor operating subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or the subsidiary guarantees, or to make funds available to us for those payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to various restrictions. Existing and future debt of certain of these subsidiaries may prohibit the payment of dividends or the making of loans or advances to us. In addition, the ability of our subsidiaries to make payments, loans or advances to us may be limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. Any of the situations described above could make it more difficult for a guarantor to service its obligations and therefore adversely affect our ability to service our obligations in respect of the notes. If payments are not made to us by our subsidiaries, we may not have any other sources of funds available that would permit us to make payments on the notes.

         A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

        A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such instruments. Our ability to comply with these covenants and other provisions may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders or holders of such debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders or holders of such debt instruments could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders or holders of such debt instruments accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.

         If the notes are rated investment grade at any time by both Standard & Poor's Ratings Service and Moody's Investors Service, Inc., most of the restrictive covenants contained in the indenture governing the notes will be suspended.

        If, at any time, the credit rating on the notes, as determined by both Standard & Poor's Ratings Service or Moody's Investors Service, Inc., equals or exceeds BBB- and Baa3, respectively, or any equivalent replacement ratings, and no default has occurred and is continuing under the indenture governing the notes then, we will not be subject to most of the restrictive covenants contained in the indenture governing the notes. As a result, you may have less credit protection than you will at the time the notes are issued. In the event that one or both of the ratings later drops below investment grade, we will thereafter again be subject to such restrictive covenants. Any actions that we take while these covenants are not in force will not constitute an event of default even if the notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated.

Risks relating to the exchange offer

         If you do not exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered, or exempt from registration, under the Securities Act (including pursuant to Rule 144 under the Securities Act, as and when available) and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—The Exchange Offer" and "The Exchange Offer" for information on how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to reduction in liquidity. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for exchange notes registered under the Securities Act and you will no longer be entitled to have your outstanding notes registered for resale under the Securities Act.

         Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

        We do not intend to apply for listing of the exchange notes on a securities exchange or market. The exchange notes are a new issue of securities for which there is no established public market. The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market in the exchange notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the exchange notes, and they may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the pendency of the exchange offer. Therefore, an active market for any of the exchange notes may not develop or, if developed, it may not continue. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights or special interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change to our capitalization.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and for the six months ended June 30, 2014 and 2013. For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and "fixed charges" consist of interest expense, including amortization of deferred financing costs, plus the portion of rental expense representative of the interest factor.

	Year Ended December 31,					Six Months Ended June 30,
	2013	2012	2011	2010	2009	2014	2013
Ratio of earnings to fixed charges	2.88x	3.08x	3.15x	3.02x	2.93x	2.61x	2.77x

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

        Our senior secured credit agreement with, among others, Citibank, N.A., as administrative agent, and the lenders party thereto (the "Senior Credit Agreement") that governs our senior secured credit facilities matures on July 24, 2017 and provides for the senior secured term loan facility (the "Term Facility"), the Incremental Term Loans and a $350.0 million senior secured revolving credit facility (the "Revolving Facility"). The Term Facility requires scheduled quarterly repayments in an amount equal to 2.5% per annum for each of the first, second and third years and 5.0% per annum for the fourth year and first three quarters of the fifth year, with the balance due at maturity. Additionally, the Term Facility and Incremental Term Loans are subject to mandatory repayment based on excess cash flow as well as upon the occurrence of certain other events, as specifically described in the Senior Credit Agreement. The Senior Credit Agreement is guaranteed on a senior basis by our subsidiaries with certain limited exceptions.

  Letters of Credit and Availability

        The Revolving Facility may be utilized for letters of credit and swingline loans up to a maximum of $75.0 million and $25.0 million, respectively. Issued letters of credit and outstanding swingline loans reduce the amounts available under the Revolving Facility. As of June 30, 2014, we had $21.8 million in letters of credit outstanding that were related to the self-insured retention level of our general and professional liability insurance and workers' compensation programs as security for the payment of claims. Under the terms of the Senior Credit Agreement, amounts available for borrowing under the Revolving Facility were $328.2 million as of June 30, 2014.

        The Senior Credit Agreement may, subject to certain conditions and to receipt of commitments from new or existing lenders, be increased without a required lender vote up to the sum of (i) $800.0 million and (ii) an amount such that, after giving pro forma effect to such increase and to the use of proceeds therefrom, our secured leverage ratio does not exceed 3.50:1.00; provided that no lender is obligated to participate in any such increase.

  Interest Rates

        Interest on the outstanding borrowings under the Senior Credit Agreement is payable at our option at either an adjusted London Interbank Offer Rate ("LIBOR") or an adjusted base rate plus an applicable margin. The applicable margin under the Senior Credit Agreement ranges from 1.50% to 2.50% for LIBOR loans and from 0.50% to 1.50% for adjusted base rate loans based on our total leverage ratio, calculated in accordance with the Senior Credit Agreement.

        As of June 30, 2014, the applicable annual interest rates under the Term Facility and the Incremental Term Loans were 1.90% and 2.66%, respectively, which were based on the 30-day adjusted LIBOR plus the applicable margins. The 30-day adjusted LIBOR was 0.15% for the Term Facility and 0.16% for the Incremental Term Loans as of June 30, 2014.

  Covenants

        The Senior Credit Agreement requires us to satisfy a Maximum Total Leverage Ratio calculated on a trailing four quarter basis not to exceed the following thresholds for the indicated date ranges:

Date Range	Maximum Total Leverage Ratio
July 24, 2012 to June 30, 2014	5.00:1.00
July 1, 2014 to June 30, 2015	4.75:1.00
July 1, 2015 to June 30, 2016	4.50:1.00
July 1, 2016 to June 30, 2017	4.25:1.00

        We were in compliance with this covenant as of June 30, 2014.

        In addition, the Senior Credit Agreement contains certain customary affirmative and negative covenants, which among other things, limits our ability to incur additional debt, create liens, merge, consolidate, enter into acquisitions, sell assets, effect sale leaseback transactions, pay dividends, pay subordinated debt and effect transactions with its affiliates. It does not contain provisions that would accelerate the maturity dates upon a downgrade in our credit rating. However, a downgrade in our credit rating could adversely affect our ability to obtain other capital sources in the future and could increase our cost of borrowings.

6.625% Senior Notes due 2020

        Effective September 23, 2010, we issued in a private placement $400.0 million of the 6.625% Senior Notes with The Bank of New York Mellon Trust Company, N.A., as trustee. The 6.625% Senior Notes bear interest at the rate of 6.625% per year, payable semi-annually on April 1 and October 1. The 6.625% Senior Notes are jointly and severally guaranteed on an unsecured senior basis by substantially all of our existing and future subsidiaries that guarantee the Senior Credit Agreement.

        We may redeem the 6.625% Senior Notes, in whole or in part, at any time prior to October 1, 2015 at a price equal to 100% of the principal amount of the notes redeemed plus an applicable makewhole premium, plus accrued and unpaid interest, if any, to the date of redemption. We may redeem the 6.625% Senior Notes, in whole or in part, at any time on or after October 1, 2015, plus accrued and unpaid interest, if any, to the date of redemption plus a redemption price equal to a percentage of the principal amount of the notes redeemed based on the following redemption schedule:

October 1, 2015 to September 30, 2016	103.313%
October 1, 2016 to September 30, 2017	102.208%
October 1, 2017 to September 30, 2018	101.104%
October 1, 2018 and thereafter	100.000%

        If we experience a change of control under certain circumstances, we must offer to repurchase all of the notes at a price equal to 101.000% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

        The 6.625% Senior Notes contain customary affirmative and negative covenants, which among other things, limit our ability to incur additional debt, create liens, pay dividends, effect transactions with our affiliates, sell assets, pay subordinated debt, merge, consolidate, enter into acquisitions and effect sale leaseback transactions.

THE EXCHANGE OFFER

General

        We are offering to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the "exchange offer." You may tender some or all of your outstanding notes pursuant to the exchange offer.

        As of the date of this prospectus, $1,100,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all registered holders of outstanding notes known to us on or about August 21, 2014. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to the satisfaction or waiver of certain conditions set forth under "—Conditions to the Exchange Offer" below. We anticipate that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

        In connection with the private offerings and sales of the outstanding notes, we and the guarantors of the notes entered into registration rights agreements with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. The following description of the registration rights agreements is only a brief summary of the agreements. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the registration rights agreements. For further information, please refer to the registration rights agreements attached as exhibits to our Current Reports on Form 8-K filed with the SEC on December 9, 2013 and May 13, 2014. We also agreed to use all commercially reasonable efforts to cause the exchange offer to be consummated on the earliest practicable date after the exchange offer registration statement has become effective but in no event later than the 360th day following the issuance date of the initial notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act, and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreements. $700,000,000 aggregate principal amount of the outstanding notes were issued on December 6, 2013 and $400,000,000 aggregate principal amount of the outstanding notes were issued on May 12, 2014.

        Pursuant to the registration rights agreements and under the circumstances set forth below, we and the guarantors of the notes will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreements and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

  •
  if we determine that this exchange offer is not permitted because it would violate any applicable law or applicable interpretations of the staff of the SEC; or

  •
  if for any other reason the exchange offer is not consummated within 360 days after the issuance date of the outstanding notes; or

  •
  any holder notifies the Company prior to the 20th business day following the consummation of the exchange offer that:

  (A)
  the holder is prohibited by law or SEC policy from participating in the exchange offer;

    (B)
    the holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

    (C)
    such holder is an initial purchaser and holds exchange notes acquired directly from the Company and any if its affiliates.

        If we fail to comply with specified obligations under the registration rights agreements, we will be required to pay special interest to holders of the outstanding notes. These obligations include:

  •
  the obligation to consummate the exchange offer within 360 days after the issuance date of the outstanding notes;

  •
  the obligation to cause a shelf registration statement, if required, to be filed within the applicable timeframes required by the registration rights agreements;

  •
  the obligation to cause a shelf registration statement, if required, to be declared effective within the applicable timeframes required by the registration rights agreements; and

  •
  the obligation to keep the exchange offer registration statement or the shelf registration statement, as the case may be, effective and usable for its intended purpose, during the periods specified in the registration rights agreements.

        If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

  •
  you are not our "affiliate" or an "affiliate" of any guarantor of the notes;

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

  •
  you will acquire the exchange notes in the ordinary course of your business.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are acquiring the exchange notes in the ordinary course of your business;

  •
  you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

  •
  you are not our "affiliate" or an "affiliate" of any guarantor of the notes as defined by Rule 405 of the Securities Act; and

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

        If you are our "affiliate," or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

  •
  you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no- action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        This prospectus may be used for an offer to resell, or for the resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000; provided, that the untendered portion of any outstanding note must be in a minimum denomination of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of exchange notes in exchange for a corresponding principal amount of outstanding notes surrendered in the exchange offer. In exchange for each outstanding note surrendered in the exchange offer, we will issue exchange notes with a like principal amount.

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreements. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see "Description of the Exchange Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $1,100,000,000 aggregate principal amount of the 5.5% Senior Notes due 2021 is outstanding. This prospectus and the letter of transmittal is being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC.

        Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture relating to such holders' outstanding notes and the registration rights agreements, except we will not have any further obligations to provide for the registration of the outstanding notes under the registration rights agreements.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept outstanding notes for exchange upon the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer."

        If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

        As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on September 19, 2014. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

        To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

  •
  to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied by giving written notice of such delay, extension or termination to the exchange agent; and

  •
  subject to the terms of the registration rights agreements, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

  •
  the exchange offer, or the making of any exchange by a holder, violates any applicable law or interpretation of the SEC; or

  •
  any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer" and "—Procedures for Tendering Outstanding Notes" and "Plan of Distribution;" and

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Outstanding Notes

        To tender your outstanding notes in the exchange offer, you must comply with either of the following:

  •
  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent—Notes" prior to the expiration date; or

  •
  comply with DTC' s Automated Tender Offer Program procedures described below.

        In addition, you will comply with either of the following conditions:

  •
  the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below including a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

        If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly instruct the registered holder to tender outstanding notes on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

        DTC is referred to herein as a "book-entry transfer facility."

Acceptance of Exchange Notes

        In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

  •
  you are not our "affiliate" or an "affiliate" of any guarantor of the notes within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        Our interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

        Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC's Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message relating to the notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation (including an agent's message), and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes (including an agent's message) into the exchange agent's account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent;" or

  •
  you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless you are an eligible guarantor institution.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon Trust Company, N.A., also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:
The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, New York 13057
Attn: Adam DeCapio—Processor
(if by mail, registered or certified recommended)

By Facsimile:	To Confirm by Telephone:
732-667-9408	315-414-3360
Attn: Bondholder Communications	Attn: Bondholder Communications

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        The registration rights agreements provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

        We have not retained any dealer manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize, as appropriate, the expenses of the exchange offer and amortize them over the life of the notes.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their outstanding notes for exchange notes will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  as otherwise set forth in the applicable offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

        Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "LifePoint" refers only to LifePoint Hospitals, Inc. and not to any of its subsidiaries.

        LifePoint issued $700,000,000 aggregate principal amount of the outstanding 5.5% Senior Notes due 2021 (the "initial notes") under the indenture dated December 6, 2013, among itself, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "indenture"). On May 12, 2014 LifePoint issued an additional $400,000,000 aggregate principal amount of the 5.5% Senior Notes due 2021 (the "additional notes," and together with the initial notes, the "outstanding notes") under the indenture, which constituted additional notes for purposes of the indenture. The exchange notes will also be issued under the indenture. The exchange notes are part of the same series of notes previously issued under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

        The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under "—Concerning the Trustee." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The exchange notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be issued in the form of global notes, registered in the name of a nominee of DTC, New York, New York, as described under "Book-Entry Settlement and Clearance."

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The notes

        The notes:

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  are senior unsecured obligations of LifePoint;

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  are senior in right of payment to all existing and future obligations of LifePoint that are by their terms expressly subordinated or junior in right of payment to the notes;

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  are pari passu in right of payment with all existing and future unsubordinated obligations of LifePoint;

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  are effectively junior to any of LifePoint's existing and future secured obligations to the extent of the value of the assets securing such obligations, including obligations under the Credit Agreement; and

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  are structurally subordinated to all existing and future obligations, including trade payables, of those LifePoint Subsidiaries that will not guarantee the notes.

The guarantees

        The Guarantors will jointly and severally irrevocably and unconditionally guarantee, on a senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of LifePoint under the notes and the indenture, whether for payment of principal of, premium, if any, or interest on the notes, expenses, indemnification or otherwise, on the terms set forth in the indenture by executing the indenture. Each of LifePoint's Domestic Subsidiaries that is a Wholly-Owned Subsidiary, other than any Excluded Subsidiary, and each Domestic Subsidiary that is a non-Wholly-Owned Subsidiary if such non-Wholly-Owned Subsidiary guarantees Indebtedness under the Credit Agreement, any other credit agreement, bank facility, term loan or any capital markets securities of LifePoint or a Guarantor will, subject to certain exceptions, guarantee the notes.

        Each guarantee of the notes:

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  is a senior unsecured obligation of the Guarantor;

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  is senior in right of payment to all existing and future obligations of that Guarantor that are expressly subordinated to its guarantee;

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  is pari passu in right of payment with all existing and future unsubordinated obligations of that Guarantor; and

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  is effectively junior to any existing and future secured obligations of that Guarantor to the extent of the value of the assets securing such obligations, including obligations under the Credit Agreement.

        As of June 30, 2014, LifePoint and the Guarantors had approximately:

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  $2,200.2 million of unsubordinated Indebtedness, $700.2 million of which was secured and would effectively rank senior to the notes and the Guarantees to the extent of the value of the collateral securing such Indebtedness; in addition, we would have had the ability to borrow an additional $328.2 million under our Credit Agreement, including $350.0 million available under our revolving credit facility thereunder, net of outstanding letters of credit of $21.8 million, but excluding amounts available under the uncommitted accordion features of our Credit Agreement; and

  •
  no subordinated Indebtedness.

        On May 15, 2014, our 3.5% Convertible Senior Subordinated Notes due 2014 matured. All such notes were either converted or paid off at maturity.

        Not all of LifePoint's Subsidiaries will guarantee the notes. In particular, our Domestic Subsidiaries which are non-Wholly Owned Subsidiaries and which do not guarantee Indebtedness under the Credit Agreement, any other credit agreement, bank facility, term loan or any capital markets securities of LifePoint or a Guarantor, and certain Wholly Owned Subsidiaries that are Excluded Subsidiaries, will not guarantee the notes. See "Risk Factors—Risks related to our indebtedness and this offering—The notes will be structurally subordinated to all obligations of our non-guarantor subsidiaries and effectively subordinated to our secured obligations."

        In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to LifePoint. As of June 30, 2014, the non-guarantor Subsidiaries had total liabilities, including trade payables and excluding intercompany liabilities, of approximately $211.0 million. The non-guarantor Subsidiaries accounted for $623.1 million, or 30.3% of our total revenues for the six months ended June 30, 2014 and $1,239.6 million, or 23.1% of our assets (excluding intercompany receivables), and $211.0 million, or 6.8% of our liabilities (excluding intercompany liabilities) as of June 30, 2014.

Principal, Maturity and Interest

        LifePoint will issue the exchange notes in an aggregate principal amount of up to $1,100 million. LifePoint may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes of the same series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. LifePoint will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on December 1, 2021.

        Interest on the notes will accrue at the rate of 5.500% per annum. Interest on the notes will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2014. LifePoint will make each interest payment to the Holders of record at the close of business on the immediately preceding May 15 and November 15 (whether or not a business day).

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to LifePoint and the trustee at least 15 days prior to the applicable payment date, all principal, interest and premium on that Holder's notes will be paid in accordance with those instructions, subject to surrender of the note in the case of payment of principal and premium. All payments of interest on certificated notes will be made at the office or agency of the paying agent and registrar unless LifePoint elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. LifePoint will pay principal of, and premium (if any) and interest (including additional interest, if any) on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such Global Note.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. LifePoint may change the paying agent or registrar without prior notice to the Holders of the notes, and LifePoint or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. LifePoint is not required to transfer or exchange any note selected for redemption. Also, LifePoint is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

        The Subsidiary Guarantees will be full and unconditional, and joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be a senior unsecured obligation of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and depending on the amount of such indebtedness, a Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors—Your ability to enforce the guarantees of the notes may be limited."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than LifePoint or another Guarantor, unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   subject to the provisions of the following paragraph, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture in form satisfactory to the trustee.

        The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with the first paragraph of the covenant described under "Repurchase at the Option of Holders—Asset Sales;"

          (2)   in connection with any sale of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if as a result of such sale such Guarantor ceases to be a Subsidiary of LifePoint and the sale complies with the first paragraph of the covenant described under "Repurchase at the Option of Holders—Asset Sales;"

          (3)   if LifePoint (i) designates such Guarantor to be an Unrestricted Subsidiary or (ii) designates such Guarantor to be an Excluded Subsidiary, in each case in accordance with the requirements of the indenture;

          (4)   if such Guarantor is or becomes a non-Wholly-Owned Subsidiary and does not then guarantee Indebtedness under the Credit Agreement, any other credit agreement, bank facility, term loan or any capital markets securities of LifePoint or a Guarantor;

          (5)   if such Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the indenture;

          (6)   upon LifePoint's exercise of its legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" below or if LifePoint's obligations under the indenture and notes are discharged in accordance with the terms of the indenture; or

          (7)   pursuant to the covenant described below under the caption "—Certain Covenants—Covenant Suspension."

Optional Redemption

        At any time prior to December 1, 2016, LifePoint may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) at a redemption price of 105.500% of the principal amount, plus accrued and unpaid interest, if any, to (but not including) the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of such notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by LifePoint and its Subsidiaries); and

          (2)   the redemption occurs within 180 days of the date of the closing of such Equity Offering.

        At any time prior to December 1, 2016, LifePoint may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to (but not including) the redemption date.

        Except pursuant to the preceding two paragraphs, the notes will not be redeemable at LifePoint's option prior to December 1, 2016. On or after December 1, 2016, LifePoint may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below.

Period	Redemption Price
2016	104.125%
2017	102.750%
2018	101.375%
2019 and thereafter	100.000%

Mandatory Redemption

        Except as set forth below under "—Repurchase at the Option of Holders," LifePoint is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of control

        If a Change of Control occurs, unless LifePoint has exercised its right to redeem all of the notes as described above under "—Optional Redemption" by giving notice of such redemption to the holders of the notes, each Holder of notes will have the right to require LifePoint to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof; provided that the unrepurchased portion of a note must be in a minimum denomination of $2,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, LifePoint will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to (but not including) the date of purchase. Within 30 days following any Change of Control, LifePoint will mail a notice to each Holder stating the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. LifePoint will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations thereunder in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, LifePoint will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, LifePoint will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by LifePoint.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. LifePoint will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require LifePoint to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

        LifePoint will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by LifePoint and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Any Change of Control Offer may be made in advance of, and conditioned on the consummation of, such Change of Control.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of LifePoint and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require LifePoint to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of LifePoint and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

        Under clause (4) of the definition of Change of Control, a Change of Control will occur when a majority of LifePoint's board of directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as "continuing directors;" provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of LifePoint's board of directors, including in connection with a proxy contest where LifePoint's board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require LifePoint to make a Change of Control Offer.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of LifePoint and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain other transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

        The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in principal amount of the notes.

  Asset Sales

        LifePoint will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   LifePoint (or a Restricted Subsidiary) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2)   the fair market value is determined by LifePoint's Board of Directors and evidenced by a resolution of the Board of Directors; and

          (3)   at least 75% of the consideration received in the Asset Sale by LifePoint or such Restricted Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on LifePoint's or any Restricted Subsidiary's most recent balance sheet, of LifePoint or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and from which LifePoint or such Restricted Subsidiary is released from further liability;

            (b)   any securities, notes or other obligations received by LifePoint or any such Restricted Subsidiary from such transferee that are converted by LifePoint or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion; and

            (c)   any Designated Non-cash Consideration received by LifePoint or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $100 million and 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, LifePoint or a Restricted Subsidiary may apply those Net Proceeds at its option:

          (1)   to repay, prepay, redeem or purchase (x) Indebtedness of LifePoint or any Guarantor that is not Subordinated Indebtedness or (y) any Indebtedness of a Restricted Subsidiary that is not a Guarantor;

          (2)   to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          (3)   to make a capital expenditure;

          (4)   to acquire Replacement Assets; or

          (5)   to acquire other long-term assets that are used or useful in a Permitted Business.

        LifePoint or the Restricted Subsidiary will be deemed to have complied with the immediately preceding sentence with respect to any such Net Proceeds if it enters into a binding agreement to make an acquisition or capital expenditure permitted pursuant to clause (2), (3), (4) or (5) of the immediately preceding sentence in an amount equal to such Net Proceeds within such 365 days; provided that, if the relevant acquisition or capital expenditure is not consummated or completed, as the case may be, within the later of (x) 365 days after the receipt of the relevant Net Proceeds and (y) 180 days after the date of such binding agreement, such Net Proceeds will constitute "Excess Proceeds." Pending the final application of any Net Proceeds, LifePoint or the Restricted Subsidiary may temporarily invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $75 million, LifePoint will make an offer (an "Asset Sale Offer") to all Holders of notes (and, at the option of LifePoint, to holders of any other Indebtedness of LifePoint or any Guarantor that is not Subordinated Indebtedness and/or any Indebtedness of any Restricted Subsidiary of LifePoint (collectively, "other indebtedness")) to purchase the maximum principal amount of notes (and such other Indebtedness), in minimum denominations of $1,000 principal amount and in integral multiples of $1,000 in excess thereof; provided that the unrepurchased portion of a note must be in a minimum denomination of $2,000, out of the Excess Proceeds at a purchase price of 100% of their principal amount (or, in the event such other Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that the aggregate amount of notes (and such other Indebtedness) tendered pursuant to such an offer is less than the Excess Proceeds, LifePoint may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such other Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in the manner described in the indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        LifePoint will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, LifePoint will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

  Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate, provided, that with respect to notes held in the form of Global Notes, the selection of such notes for redemption shall be made in accordance with the procedures of DTC.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional upon the occurrence of certain events, including equity offerings.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Covenant Suspension

        From and after the first date on which both (a) the notes are rated Investment Grade by each of Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("S&P" and together with Moody's the "Rating Agencies") and (b) there shall not exist a Default or Event of Default under the indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a "Covenant Suspension Event"), LifePoint and the Restricted Subsidiaries will no longer be subject to the covenants described below under the captions "—Repurchase at the Option of Holders—Asset Sales," "—Restricted Payments," "—Incurrence of Indebtedness and Issuance of Preferred Stock," "—Liens," "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "—Limitation on Sale and Leaseback Transactions," clause (4) of the first paragraph under "—Merger, Consolidation or Sale of Assets," "—Transactions with Affiliates" and "—Additional Subsidiary Guarantees" (collectively, the "Suspended Covenants"); provided that, during the Suspension Period (as defined below), LifePoint and its Restricted Subsidiaries will be subject to the covenant described below under the caption "—Limitation on Secured Indebtedness." Upon the occurrence of a Covenant Suspension Event (the "Suspension Date"), the Subsidiary Guarantees of each of the Guarantors will be automatically released.

        In the event that LifePoint and the Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraw their Investment Grade rating or downgrade the rating assigned to the notes below an Investment Grade rating then, following the Reversion Date, LifePoint and the Restricted Subsidiaries will again be subject to the Suspended Covenants under the indenture and all required Subsidiary Guarantees will be reinstated and issued. Following the Reversion Date, LifePoint and its Restricted Subsidiaries will not be subject to the covenant described below under the caption "—Limitation on Secured Indebtedness."

        The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by LifePoint or any of its Restricted

Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the indenture with respect to notes. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under the caption "—Restricted Payments" will be made as though such covenant had been in effect since the Issue Date and during the Suspension Period. For purposes of the "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of such covenant. For purposes of the "—Liens" covenant, on the Reversion Date, any Lien securing Indebtedness, which Lien was permitted by the "—Limitation on Secured Indebtedness" covenant and did not require that a Lien be created for the benefit of note Holders pursuant to the requirements of the "—Limitation on Secured Indebtedness" covenant, shall be deemed to have been outstanding on the Issue Date so that it is classified as permitted under clause (5) of the definition of "Permitted Lien." For purposes of the "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, on the Reversion Date, any encumbrance or restriction on the ability of any Restricted Subsidiary described under clauses (1), (2) or (3) of the first paragraph thereof created, otherwise caused or permitted to exist or become effective during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (1) of the second paragraph of such covenant. For purposes of the "—Transactions with Affiliates" covenant, on the Reversion Date, any Affiliate Transaction entered into or permitted to exist during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the second paragraph of such covenant.

        In the event Moody's or S&P is no longer in existence or issuing ratings, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by LifePoint with notice to the trustee and the foregoing provisions will apply to the rating issued by the replacement rating agency.

  Limitation on Secured Indebtedness

        During any Suspension Period, LifePoint will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Subsidiary without making effective provisions whereby LifePoint or such Restricted Subsidiary, as the case may be, will secure the notes equally and ratably with (or, if the Indebtedness to be secured by such Lien is subordinated in right of payment to the notes, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, unless the aggregate amount of all Indebtedness secured by all such Liens (excluding any Permitted Lien) would not exceed 5% of Total Assets. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

  Restricted Payments

        LifePoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of LifePoint's or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving LifePoint or any of its Restricted Subsidiaries) or to the direct or indirect holders of LifePoint's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of LifePoint or to LifePoint or a Restricted Subsidiary);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving LifePoint) any Equity Interests of LifePoint (other than Equity Interests held by a Restricted Subsidiary);

          (3)   make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than Subordinated Indebtedness held by LifePoint or a Restricted Subsidiary), except a payment of interest or principal at the Stated Maturity thereof or the purchase, redemption, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

          (4)   make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   LifePoint would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by LifePoint and its Restricted Subsidiaries after June 30, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14), (15), (16), (17) and (18) of the next succeeding paragraph) is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of LifePoint for the period (taken as one accounting period) from June 30, 2010 to the end of LifePoint's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

            (b)   100% of the aggregate net cash proceeds received by LifePoint and the fair market value, as determined in good faith by the Board of Directors of LifePoint, of other property received by LifePoint, since June 30, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests of LifePoint (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests of LifePoint (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary); plus

            (c)   an amount equal to the aggregate amount received by LifePoint or its Restricted Subsidiaries after June 30, 2010 resulting from repurchases, repayments or redemptions of Investments (other than Permitted Investments) made by LifePoint or any Restricted Subsidiary in any Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by LifePoint or any Restricted Subsidiary; plus

            (d)   an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to LifePoint or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (y) the portion (proportionate to LifePoint's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since June 30, 2010 (provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made since June 30, 2010 by LifePoint or any Restricted Subsidiary that were treated as Restricted Payments, and provided, further, that no amount will be included under this clause (d) to the extent it is already included in clauses (a), (b) or (c) above).

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of LifePoint or any Restricted Subsidiary or of any Equity Interests of LifePoint in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of LifePoint (other than Disqualified Stock);

          (3)   the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of LifePoint or any Restricted Subsidiary by exchange for or with cash (including the net cash proceeds from an incurrence of (a) Subordinated Indebtedness permitted to be incurred pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) any other Indebtedness) to the extent that (other than with respect to the defeasance, redemption, repurchase or other acquisition of LifePoint's 3.5% Convertible Senior Subordinated Notes due 2014) the Consolidated Senior Leverage Ratio for LifePoint's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness other than Subordinated Indebtedness is incurred is less than 4.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period;

          (4)   the payment of any dividend or similar distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

          (5)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of LifePoint or any Restricted Subsidiary held by any present or former officer, director, consultant or employee of LifePoint or any Subsidiary of LifePoint (or permitted transferees) in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any stock option or incentive plan or agreement, any employment agreement or any other similar plans or agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed

  $30 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

            (a)   the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of LifePoint to any future, present or former employees, directors or consultants of LifePoint or any of its Restricted Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

            (b)   the cash proceeds of key man life insurance policies received by LifePoint or the Restricted Subsidiaries after the Issue Date; less

            (c)   the amount of any Restricted Payments previously made with the cash proceeds described in subclauses (a) and (b) of this clause (5);

  provided that cancellation of Indebtedness owing to LifePoint or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of LifePoint (or any permitted transferee thereof), or any Restricted Subsidiary in connection with a repurchase of Equity Interests of LifePoint will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

          (6)   the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights or the lapsing of restrictions on restricted stock, to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights or the withholding taxes payable in connection with such stock options, stock appreciation rights or restricted stock;

          (7)   the repurchase of any class of Capital Stock of a Restricted Subsidiary (other than Disqualified Stock) if such repurchase is made pro rata among all holders of such class of Capital Stock;

          (8)   the payment of any dividend or similar distribution, and any repayment of the stated amount, liquidation preference or any similar amount at final maturity or on any redemption or repurchase date, in respect of any series of preferred stock or similar securities of LifePoint or any Restricted Subsidiary (including Disqualified Stock), provided that such series of preferred stock or similar securities was issued in compliance with the "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

          (9)   payments in lieu of fractional shares;

          (10) the purchase of any Indebtedness that is subordinate to the notes at a purchase price no greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to those described under the caption "—Repurchase at the Option of Holders—Change of control;" provided that prior to or simultaneously with such purchase LifePoint has made the Change of Control Offer as provided in such section and has purchased all notes validly tendered for payment in connection with such Change of Control Offer;

          (11) payments or distributions to dissenting stockholders pursuant to applicable law in connection with any merger, consolidation or disposition in accordance with the terms of the indenture;

          (12) the purchase, redemption, cancellation or other retirement for a nominal value per right of any rights granted to holders of LifePoint common stock pursuant to a shareholder rights plan;

          (13) the repurchase, redemption or other acquisition of Disqualified Stock of LifePoint or any of its Restricted Subsidiaries in exchange for or out of the proceeds of a substantially concurrent offering of, Disqualified Stock of LifePoint;

          (14) the repurchase of Equity Interests of LifePoint in an aggregate amount after the Issue Date not to exceed $550 million;

          (15) the purchase of any Subordinated Indebtedness from Net Proceeds to the extent permitted by the provisions under "Repurchase at the Option of Holders—Asset Sales;"

          (16) the payment by LifePoint of dividends on its common stock in an aggregate annual amount of $25 million;

          (17) any payments of cash and Equity Interests of LifePoint to a holder of the 3.5% Convertible Senior Subordinated Notes due 2014 upon the conversion thereof in accordance with the terms thereof;

          (18) additional Restricted Payments pursuant to this clause (18) in an aggregate amount after the Issue Date not to exceed the greater of $325 million and 6.0% of Total Assets at the time of such Restricted Payment (with each such Restricted Payment being valued as of the date made and without regard to subsequent changes in value); and

          (19) any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 2.5 to 1.00;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under subclause (b) of clause (3) and clauses (18) and (19) above, no Default has occurred and is continuing or would be caused thereby.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by LifePoint or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of LifePoint in good faith, whose determination with respect thereto will be conclusive.

        For purposes of determining compliance with this "Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, LifePoint will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

        As of the Issue Date, LifePoint would have been able to make approximately $241.2 million of Restricted Payments under the provisions of the indenture described in the first paragraph above.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        LifePoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and LifePoint will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that LifePoint and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and LifePoint may issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock (including Disqualified Stock) if the Fixed Charge

Coverage Ratio for LifePoint's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the following (collectively, "Permitted Debt"):

          (1)   the incurrence by LifePoint and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of LifePoint and its Restricted Subsidiaries thereunder) not to exceed $2,000 million;

          (2)   Existing Indebtedness;

          (3)   the incurrence by LifePoint and the Guarantors of Indebtedness represented by (a) the notes and the related Subsidiary Guarantees to be issued on the Issue Date and (b) the exchange notes and the Exchange Subsidiary Guarantees to be issued pursuant to the indenture in exchange for the notes and the Subsidiary Guarantees in accordance with the terms of the Registration Rights Agreement;

          (4)   the incurrence by LifePoint or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of LifePoint or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $175 million and 3.5% of Total Assets at any time outstanding;

          (5)   the incurrence by LifePoint or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, or refund Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (12), (13), (15), (26) or this clause (5) of this paragraph;

          (6)   the incurrence by LifePoint or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of Disqualified Stock or Preferred Stock between or among LifePoint and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or Preferred Stock being held by a Person other than LifePoint or a Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness, Disqualified Stock or Preferred Stock to a Person that is not either LifePoint or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock by LifePoint or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by LifePoint or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (b) exchange rate risk with respect to obligations under any agreement or Indebtedness, or with respect to any asset, of such Person that is payable or denominated in a currency other than U.S. Dollars;

          (8)   the guarantee by LifePoint or any of the Restricted Subsidiaries of Indebtedness of LifePoint or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

          (9)   the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock (including Disqualified Stock) in the form of additional shares of the same class of preferred stock (including Disqualified Stock) will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock (including Disqualified Stock) for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of LifePoint as accrued;

          (10) Indebtedness of LifePoint or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition or disposition of assets which are contingent on the performance of the assets acquired or disposed of;

          (11) Indebtedness represented by (a) letters of credit for the account of LifePoint or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, to the extent that such letters of credit and other obligations, as the case may be, are intended to provide security for workers' compensation claims, payment obligations in connection with self-insurance, in connection with participation in government reimbursement or other programs or other similar requirements in the ordinary course of business;

          (12) the incurrence by LifePoint or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer or to defease or discharge notes in accordance with the terms of the indenture;

          (13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

          (14) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

          (15) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;

          (16) Indebtedness of LifePoint and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Stock of officers, employees or directors (or their estates) of LifePoint or such Subsidiaries pursuant to the terms of employment, severance or termination agreements, benefit plans or similar documents;

          (17) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to LifePoint and its Restricted Subsidiaries; provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to LifePoint or any of its Restricted Subsidiaries, such Indebtedness will, in each case, be deemed to be, and must be classified by LifePoint as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this covenant;

          (18) the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

          (19) unsecured Indebtedness in respect of obligations of LifePoint or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business;

          (20) Indebtedness representing deferred compensation to employees of LifePoint or any of its Restricted Subsidiaries incurred in the ordinary course of business;

          (21) reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business, and Indebtedness of LifePoint in respect of letters of credit issued by LifePoint for its own account or for the account of any of its Restricted Subsidiaries;

          (22) Indebtedness arising from any Sale and Leaseback Transaction; provided that the principal amount of any Indebtedness incurred pursuant to this clause may not exceed (a) $50 million;

          (23) Physician Support Obligations incurred by LifePoint or any Restricted Subsidiary;

          (24) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of Permitted Joint Ventures of LifePoint or any Restricted Subsidiary not in excess the greater of $50 million and 1.0% of Total Assets at any one time outstanding;

          (25) the incurrence by LifePoint or any of its Restricted Subsidiaries of additional Indebtedness (which may include, but is not limited to, Indebtedness of the types referred to in the foregoing clauses (1) through (24) and clause (26)) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (25), not to exceed the greater of $300 million and 6.0% of Total Assets; and

          (26) Indebtedness of (x) Life Point or a Restricted Subsidiary incurred to finance an acquisition or (y) a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by LifePoint or otherwise became a Restricted Subsidiary; provided that after giving effect thereto, (a) LifePoint would be permitted to incur at least $1 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph above, or (b) the Fixed Charge Coverage Ratio would be no worse than immediately prior thereto; provided, however, that up to $100 million in aggregate principal amount of any such Indebtedness may be incurred and outstanding at any time without regard to the previous proviso.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

          (1)   in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (26) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, LifePoint will be permitted to classify and reclassify such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of "Permitted Debt;" and

          (2)   at the time of incurrence, LifePoint will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above (or any portion thereof) without giving pro forma effect to the Indebtedness incurred on such date pursuant to the second paragraph above (or any portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to the first paragraph above (or any portion thereof).

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any Indebtedness solely as a result of fluctuations in exchange rates or currency values.

        Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

  Liens

        LifePoint will not, and will not permit any Restricted Subsidiary to, directly or indirectly, issue, assume or guarantee any Indebtedness secured by any Lien (other than a Permitted Lien) on any property or asset now owned or hereafter acquired by LifePoint or such Restricted Subsidiary without making effective provision whereby any and all notes then or thereafter outstanding will be secured by a Lien equally and ratably with or prior to any and all other obligations thereby secured for so long as any such obligations shall be so secured. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        LifePoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to LifePoint or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to LifePoint or any of its Restricted Subsidiaries;

          (2)   make loans or advances to LifePoint or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to LifePoint or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Existing Indebtedness and Credit Facilities or other agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

          (2)   the indenture, the notes, the Subsidiary Guarantees, the exchange notes and the Exchange Subsidiary Guarantees;

          (3)   applicable law;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person, or such encumbrances or restrictions with respect to other property or assets, in any case acquired by LifePoint or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such encumbrances or restrictions relate to Indebtedness was incurred in connection with or in contemplation of such acquisition), provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred, and any amendments, modifications, restatements, supplements, renewals, replacements or refinancings thereof that are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions, than those contained in such instruments, encumbrances or restrictions;

          (5)   customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

          (6)   purchase money obligations or Capital Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property or the assets otherwise subject thereto of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition of a Restricted Subsidiary or any assets thereof that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

          (8)   Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens;"

          (10) any encumbrance or restriction pursuant to customary provisions in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions imposed in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that such restrictions do not materially adversely affect LifePoint's ability to pay interest and principal on the notes when due;

          (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or imposed by governmental agencies or authorities;

          (13) in the case of clause (3) of the preceding paragraph, encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to Indebtedness and that do not materially detract from the value of the property or assets of LifePoint and its Restricted Subsidiaries;

          (14) encumbrances or restrictions contained in the terms of Indebtedness if the encumbrance or restriction is not materially more disadvantageous to Holders than is customary in comparable financings and will not materially affect LifePoint's ability to make principal or interest payments on the notes (in each case determined by LifePoint in good faith); and

          (15) agreements with respect to Insurance Subsidiaries or with respect to securities thereof, in each case in connection with the operation of any Insurance Subsidiary.

  Limitation on Sale and Leaseback Transactions

        LifePoint will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless LifePoint or the Restricted Subsidiary would be entitled to:

          (1)   incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (2)   create a Lien on such property securing such Attributable Debt pursuant to the covenant described above under the caption "—Liens;"

in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions.

  Merger, Consolidation or Sale of Assets

        LifePoint may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not LifePoint is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of LifePoint and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   either: (a) LifePoint is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than LifePoint) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than LifePoint) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of LifePoint under the notes and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

          (3)   immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of LifePoint or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists; and

          (4)   except in the case of a transaction entered into to reincorporate LifePoint in another jurisdiction, LifePoint or the Person formed by or surviving any such consolidation or merger (if other than LifePoint), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of LifePoint for such applicable four-quarter period without giving pro forma effect to such transactions and the related financing transactions.

        In addition, LifePoint may not, directly or indirectly, lease all or substantially all of the properties or assets of LifePoint and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among LifePoint and any of the Guarantors.

        Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of the properties or assets of LifePoint and its Restricted Subsidiaries, taken as a whole, in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which LifePoint is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, LifePoint under the indenture with the same effect as if such successor had been named as LifePoint therein. When a successor assumes all the obligations of its predecessor under the indenture and the notes following a consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of LifePoint may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by LifePoint and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as determined by LifePoint. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of LifePoint may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. As of the Issue Date, our Subsidiary, Point of Life Indemnity, LTD, is our only Unrestricted Subsidiary.

  Transactions with Affiliates

        LifePoint will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $5.0 million (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are no less favorable to LifePoint or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by LifePoint or such Restricted Subsidiary with an unrelated Person; and

          (2)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40 million LifePoint delivers to the trustee a resolution of LifePoint's Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of LifePoint's Board of Directors, or an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation, retirement, disability, severance or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business;

          (2)   performance of all agreements in existence on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not materially more disadvantageous to LifePoint or any of its Restricted Subsidiaries than the original agreement in effect on the Issue Date;

          (3)   transactions in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (4)   transactions in the ordinary course of business with any joint venture that is otherwise permitted by the indenture; provided that such joint venture is between and among LifePoint and/or any of its Subsidiaries on the one hand and third parties that are not otherwise Affiliates of LifePoint on the other hand;

          (5)   transactions between or among LifePoint and/or its Restricted Subsidiaries;

          (6)   transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of LifePoint solely because LifePoint or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

          (7)   sales of Equity Interests (other than Disqualified Stock) to Affiliates of LifePoint and the granting of registration and other customary rights in connection therewith;

          (8)   Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments;"

          (9)   transactions complying with the covenant described above under the caption "—Merger, Consolidation or Sale of Assets;"

          (10) pledges of Equity Interests of Unrestricted Subsidiaries;

          (11) any transaction effected as part of a Qualified Securitization Financing;

          (12) any transaction with an Insurance Subsidiary in the ordinary course of business; and

          (13) transactions with customers, clients, suppliers, or purchasers or seller of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are fair to LifePoint or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of LifePoint, or are no less favorable to LifePoint and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a person who was not an Affiliate.

  Additional Subsidiary Guarantees

        If LifePoint or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is a Wholly-Owned Subsidiary after the Issue Date, other than an Excluded Subsidiary, then that newly acquired or created Domestic Subsidiary that is a Wholly-Owned Subsidiary will become a Guarantor and execute and deliver a supplemental indenture and deliver an opinion of counsel in form satisfactory to the trustee as promptly as possible after the end of the fiscal quarter in which it was acquired or created.

        LifePoint will not permit any Domestic Subsidiary that is a non-Wholly-Owned Subsidiary to guarantee Indebtedness under the Credit Agreement, any other credit agreement, bank facility, term loan or any capital markets securities of LifePoint or a Guarantor unless such Restricted Subsidiary executes and delivers a supplemental indenture and delivers an opinion of counsel in form satisfactory to the trustee as promptly as possible after the end of the fiscal quarter in which it guarantees such Indebtedness providing for a Guarantee by such Restricted Subsidiary:

          (a)   if the notes or such Guarantor's Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness; and

          (b)   if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the notes;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

        Any such Guarantee shall be released as provided under the section entitled "—Subsidiary Guarantees."

  Reports

        Whether or not required by the Commission, so long as any notes are outstanding, LifePoint will furnish to the Holders of notes and the trustee and file with the Commission (unless the Commission will not accept such filing), within the time periods specified in the Commission's rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if LifePoint were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by LifePoint's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if LifePoint were required to file such reports;

provided that any information in clauses (1) and (2) above that is accepted for filing with the Commission shall be deemed to have been furnished to Holders of the notes and the trustee.

Events of Default and Remedies

        Each of the following is an Event of Default with respect to the notes:

          (1)   default for 30 days in the payment when due of interest on the notes;

          (2)   default in payment when due of the principal of, or premium, if any, on the notes (including the failure to repurchase notes pursuant to a Change of Control Offer or Asset Sale Offer);

          (3)   failure by LifePoint, any Guarantor or any Significant Subsidiary to comply with the covenants described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   failure by LifePoint, any Guarantor or any Significant Subsidiary for 60 days after notice to comply with any of the other agreements in the indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by LifePoint, any Guarantor or any Significant Subsidiary (or the payment of which is guaranteed by LifePoint, any Guarantor or any Significant Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

            (a)   is caused by a failure to pay principal of such Indebtedness at its final stated maturity after giving effect to any grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (6)   failure by LifePoint, any Guarantor or any Significant Subsidiary to pay final, non-appealable judgments aggregating in excess of $100 million that are not covered by insurance or as to which an insurer has not acknowledged coverage in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)   except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary of notes shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee for the notes; and

          (8)   certain events of bankruptcy or insolvency described in the indenture with respect to LifePoint or any of its Restricted Subsidiaries that is a Significant Subsidiary.

        A Default under clause (4) is not an Event of Default in respect of the notes until the trustee or the Holders of at least 25% in principal amount of the notes then outstanding notify LifePoint and the trustee (in the case of a notice given by holders) of the Default and LifePoint does not cure such default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to LifePoint, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

        LifePoint is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, LifePoint is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of LifePoint or any Guarantor, as such, will have any liability for any obligations of LifePoint or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        LifePoint may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)   the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

          (2)   LifePoint's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and LifePoint's and the Guarantor's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, LifePoint may, at its option and at any time, elect to have the obligations of LifePoint and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs in respect of the notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to LifePoint) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   LifePoint must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars sufficient, non-callable Government Securities, the scheduled payments of principal of and interest on which will be sufficient, or a combination of cash in U.S. dollars and non-callable Government Securities, the scheduled payments of principal of and interest on which will together with such cash be sufficient, without consideration of any reinvestment of interest, to pay the principal of, or interest and premium on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and LifePoint must specify whether such notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, LifePoint has delivered to the trustee an opinion of counsel in form reasonably acceptable to the trustee confirming that (a) LifePoint has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, LifePoint has delivered to the trustee an opinion of counsel in form reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which LifePoint or any of its Subsidiaries is a party or by which LifePoint or any of its Subsidiaries is bound;

          (6)   LifePoint must deliver to the trustee an officers' certificate stating that the deposit was not made by LifePoint with the intent of preferring the Holders of notes over the other creditors of LifePoint with the intent of defeating, hindering, delaying or defrauding creditors of LifePoint or others; and

          (7)   LifePoint must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with or waived.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date or on a redemption date within one year (in the case of a redemption) under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of LifePoint.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders" and other than notice provisions with respect to any optional redemption by LifePoint);

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default in respect of the notes that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on, the notes;

          (7)   after the date of an event giving rise to a redemption, waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9)   make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, LifePoint, the Guarantors, if applicable, and the trustee may amend or supplement the indenture or the notes:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of LifePoint's or a Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of LifePoint's or a Guarantor's assets;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6)   to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;

          (7)   to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

          (8)   to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders of notes as additional security for the payment and performance of LifePoint's or a Guarantor's obligations;

          (9)   to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

          (10) to conform the text of the indenture, the notes or the Subsidiary Guarantees to any provision of this Description of the Exchange Notes to the extent that such provision in this Description of the Exchange Notes was intended to be a substantially verbatim recitation of a provision of the indenture, the notes or the Subsidiary Guarantees.

        The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to LifePoint, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and LifePoint or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, the scheduled payments of principal of and interest on which will be sufficient, or a combination of cash in U.S. dollars and noncallable Government Securities, the scheduled payments of principal of and interest on which will, together with such cash, be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (2)   LifePoint or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes; and

          (3)   LifePoint has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, LifePoint must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied or waived.

Concerning the Trustee

        If the trustee becomes a creditor of LifePoint or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

        Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to LifePoint Hospitals, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027, Attention: Investor Relations.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "3.5% Convertible Senior Subordinated Notes due 2014" means the $575 million in aggregate principal amount of 3.5% Convertible Senior Subordinated Notes due 2014 issued by LifePoint pursuant to an indenture dated May 29, 2007 between LifePoint and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee.

        "Acquired Debt" means, with respect to any specified Person Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Redemption Premium" means, with respect to any note on any redemption date, the excess of

          (1)   the present value at such redemption date of the redemption price of such note if such note were redeemed on December 1, 2016 plus all required interest payments due on such note through December 1, 2016 (not including any portion of such payments of interest accrued to the redemption date) computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points, over

          (2)   the then-outstanding principal amount of the note.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition by LifePoint or any of its Restricted Subsidiaries of any assets, other than sales of products and services in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of LifePoint and its Restricted Subsidiaries taken as a whole will be governed by the covenant described above under the caption "—Repurchase at the Option of Holders—Change of control" and/or the covenant described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance of Equity Interests (other than directors' qualifying shares) by any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1)   any single transaction or series of related transactions that involves assets having a fair market value of less than $75 million;

          (2)   a transfer of assets between or among LifePoint and one or more Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary to LifePoint or to another Restricted Subsidiary;

          (4)   the sale, lease, assignment, sublease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5)   the sale or other disposition of cash or Cash Equivalents;

          (6)   a Restricted Payment (or Payment that would constitute a Restricted Payment but for the exclusions from the definition thereof) or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

          (7)   a sale or other disposition of accounts receivable and related assets in connection with a financing transaction involving such assets (including, without limitation, in connection with a securitization or similar financing);

          (8)   any disposition of property in the ordinary course of business by LifePoint or any Restricted Subsidiary that, in the good faith judgment of management of LifePoint, has become obsolete, worn out, damaged or no longer useful in the conduct of the business of LifePoint or the Restricted Subsidiaries;

          (9)   any Asset Swap;

          (10) any sale of securities constituting Equity Interests that are issued by a subsidiary trust or other financing vehicle in a transaction permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (11) the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

          (12) licenses and sublicenses by LifePoint or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business or consistent with past practice;

          (13) a Sale and Leaseback Transaction; provided that at least 75% of the consideration paid to LifePoint or the Restricted Subsidiary for such Sale and Leaseback Transaction consists of cash received at closing;

          (14) the sale, transfer or other disposition of Hedging Obligations incurred pursuant to the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (15) the creation of any Permitted Lien and dispositions in connection with Permitted Liens;

          (16) dispositions of assets resulting from the assertion by federal, state or local governmental authorities (or similarly empowered Persons) of rights of eminent domain, condemnation or expropriation or similar rights;

          (17) long-term leases of Hospitals to another Person; provided that the aggregate book value of all such properties subject to such leases does not exceed 10% of the Total Assets of LifePoint;

          (18) sales of assets received by LifePoint or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

          (19) the disposition of Receivables and Related Assets in a Qualified Securitization Transaction; and

          (20) the disposition of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary.

        "Asset Sale Offer" has the meaning set forth in the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        "Asset Swap" means an exchange by LifePoint or any Restricted Subsidiary of property or assets for property or assets of another Person; provided that (i) LifePoint or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of LifePoint's Board of Directors), and (ii) at least 75% of the consideration received in such exchange constitutes assets or other property of a kind usable by LifePoint and its Restricted Subsidiaries in a Permitted Business; provided, further, that any cash and Cash Equivalents received by LifePoint or any of its Restricted Subsidiaries in connection with such an exchange shall constitute Net Proceeds subject to the provisions under "Repurchase at the Option of Holders—Asset Sales."

        "Attributable Debt" means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

          (2)   with respect to a partnership, the Board of Directors (or any duly authorized committee thereof) of the general partner of the partnership;

          (3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   Securities constituting direct obligations of the United States or any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, maturing in three years or less from the date of acquisition thereof;

          (3)   securities constituting direct obligations of any State or municipality within the United States maturing in three years or less form the date of acquisition thereof which, in any such case, at the time of acquisition by LifePoint or any Restricted Subsidiary, is accorded one of the two highest long-term or short-term, as applicable, debt ratings by S&P or Moody's or any other United States nationally recognized credit rating agency of similar standing;

          (4)   certificates of deposit with a maturity of one year or less or bankers' acceptances issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $500 million and having a short-term unsecured debt rating of at least "P-1" by Moody's or "A-1" by S&P;

          (5)   eurodollar time deposits with maturities of one year or less and overnight bank deposits with any bank or trust company having capital, surplus and undivided profits aggregating at least $500 million and having a short-term unsecured debt rating of at least "P-1" by Moody's or "A-1" by S&P;

          (6)   repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2), (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in such clauses above;

          (7)   commercial paper maturing in 365 days or less from the date of issuance which, at the time of acquisition by LifePoint or any Restricted Subsidiary, is accorded a rating of "A2" or better by S&P or "P2" or better by Moody's or any other United States nationally recognized credit rating agency of similar standing; and

          (8)   any fund or other pooling arrangement at least 95% of the assets of which constitute Investments described in clauses (1) through (7) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of LifePoint and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (2)   the adoption of a plan relating to the liquidation or dissolution of LifePoint;

          (3)   LifePoint becomes aware of (by way of a report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of LifePoint, measured by voting power rather than number of shares;

          (4)   the first day on which a majority of the members of the Board of Directors of LifePoint are not Continuing Directors; or

          (5)   a change of control under our 3.5% Convertible Senior Subordinated Notes due 2014.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated" means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

        "Consolidated Assets" of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis at such date, as determined in accordance with GAAP.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   an amount equal to any extraordinary, unusual or non-recurring loss, expense or charge plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without regard to the dollar limitation in the definition thereof), to the extent such losses, expenses or charges were deducted in computing such Consolidated Net Income; plus

          (2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5)   severance payments, other employee termination benefits or relocation costs, expenses or charges, non-cash stock-based compensation expense, and net income attributable to non-controlling interests in LifePoint's non-wholly-owned Subsidiaries; minus

          (6)   any amortization of discounts of convertible debt instruments resulting from the application of APB 14-1 "Accounting for Convertible Debt Instruments;" minus

          (7)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of LifePoint only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to LifePoint by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3)   for purposes of the covenant described above under the caption "—Certain Covenants—Restricted Payments" covenant above, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

          (4)   the cumulative effect of a change in accounting principles will be excluded.

        "Consolidated Secured Debt Ratio" as of the date of any event for which a calculation is required (the "date of determination") means the ratio of (a) (i) the aggregate amount of all Indebtedness of LifePoint and its Restricted Subsidiaries that is secured by Liens as of the date of determination minus (ii) the unrestricted cash and Cash Equivalents of LifePoint and its Restricted Subsidiaries on a Consolidated basis as of the date of determination to (b) the Consolidated Cash Flow of LifePoint for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio;" provided that LifePoint may elect pursuant to an officers' certificate delivered to the trustee to treat all or any portion of the commitment (such amount elected, the "Elected Amount") under such Indebtedness secured by Liens as being incurred at such time, in which case (i) any subsequent incurrence of such Indebtedness secured by Liens under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time and (ii) for purposes of all subsequent calculations of the Consolidated Secured Debt Ratio at any time during which such commitment remains effective, the Elected Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding.

        "Consolidated Senior Leverage Ratio" means, as of the date of determination, the ratio (x) of (i) the aggregate amount of all Indebtedness (other than Subordinated Indebtedness) of LifePoint and its Restricted Subsidiaries and preferred stock of Restricted Subsidiaries that are not Guarantors as of the date of the determination minus (ii) the unrestricted cash and Cash Equivalents of LifePoint and its Restricted Subsidiaries on a Consolidated basis as of the date of determination to (y) the Consolidated Cash Flow of LifePoint for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio."

        "Consolidated Total Leverage Ratio" means, as of the date of determination, the ratio (x) of (i) the aggregate amount of all Indebtedness of LifePoint and its Restricted Subsidiaries and preferred stock of Restricted Subsidiaries that are not Guarantors as of the date of the determination minus (ii) the unrestricted cash and Cash Equivalents of LifePoint and its restricted Subsidiaries on a Consolidated basis as of the date of determination to (y) the Consolidated Cash Flow of LifePoint for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio."

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of LifePoint who:

          (1)   was a member of such Board of Directors immediately after the annual stockholders meeting of LifePoint following the Issue Date; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means the Credit Agreement, dated as of July 24, 2012, by and among LifePoint, as borrower, the lenders parties thereto, Citibank, N.A., as administrative agent, Bank of America, N.A., and Barclays Bank PLC, as co-syndication agents and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC as lead arrangers and bookrunners, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended by the Incremental Facility Amendment No. 1 dated February 6, 2013 and as further amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), note purchase agreements, commercial paper facilities or indentures, in each case with banks, institutional or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities, in each case, as amended (including, without limitation, as to principal amount), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders or parties and whether or not contemplated under the original agreement relating thereto).

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means any non-cash consideration received by LifePoint or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers' certificate executed by the principal financial officer and any of the other executive officers of LifePoint or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require LifePoint to repurchase such Capital Stock upon the occurrence of a change of control with respect to LifePoint or an asset sale by LifePoint or its Restricted Subsidiaries will not constitute Disqualified Stock if the terms of such Capital Stock provide that LifePoint may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale by LifePoint for cash of its common stock or preferred stock (excluding Disqualified Stock).

        "Excess Proceeds" has the meaning set forth in the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        "Exchange Notes" means the debt securities of LifePoint issued pursuant to the indenture in exchange for the notes in compliance with the terms of the Registration Rights Agreement.

        "Exchange Subsidiary Guarantees" means the guarantees of the obligation of LifePoint under the Indenture and the notes issued pursuant to the indenture in exchange for the Subsidiary Guarantees in compliance with the terms of the Registration Rights Agreement.

        "Excluded Subsidiaries" means those Domestic Subsidiaries which are Wholly Owned Subsidiaries that are designated by LifePoint as Domestic Subsidiaries that will not be Guarantors; provided, however, that in no event will the Excluded Subsidiaries, either individually or collectively, hold more than 4.5% of the consolidated assets of LifePoint and its Domestic Subsidiaries as of the end of any fiscal quarter (determined as of the most recent fiscal quarter for which LifePoint has internal financial statements available); provided, further, that any Subsidiary that guarantees Indebtedness under the Credit Agreement, any other credit agreement, bank facility, term loan or any capital markets securities of LifePoint or a Guarantor may not be designated as or continue to be an Excluded Subsidiary. In the event any Subsidiaries, individually or collectively, previously designated as Excluded Subsidiaries cease to meet the requirements of the previous sentence, LifePoint will, within 60 calendar days following such event, cause one or more of such Subsidiaries to become Guarantors so that the requirements of the previous sentence are complied with.

        "Existing Indebtedness" means Indebtedness of LifePoint and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon; plus

          (4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of LifePoint (other than Disqualified Stock) or to LifePoint or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

          (5)   any amortization of discounts of convertible debt instruments resulting from the application of APB 14-1 "Accounting for Convertible Debt Instruments."

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio, pro forma effect will be given to:

          (1)   acquisitions of any operations or businesses or assets that have been made by the specified Person or any of its Restricted Subsidiaries, including through purchases or through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four-quarter reference period; and

          (2)   the discontinuance of operations or businesses and dispositions of operations or businesses or assets during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four quarter reference period.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of LifePoint to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as LifePoint may designate.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of consolidated interest expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of LifePoint. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of LifePoint as set forth in an officers' certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

        "GAAP" means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

          (1)   the Financial Accounting Standards Board's FASB Accounting Standards Codification; and

          (2)   the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Government Securities" means securities that are:

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each of:

          (1)   the Wholly-Owned Subsidiaries that are Domestic Subsidiaries of LifePoint as of the Issue Date, other than Excluded Subsidiaries, and the Domestic Subsidiaries as of the Issue Date which are non-Wholly-Owned Subsidiaries but which guarantee Indebtedness under the Credit Agreement, any other credit agreement, bank facility, term loan or any capital markets securities of LifePoint or a Guarantor; and

          (2)   any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns; provided that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates or commodity prices.

        "Hospital" means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, diagnostic facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations of such Person and Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (5)   representing the balance deferred and unpaid of the purchase price of any property; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, in each case limited to the maximum amount of liability of the specified Person with respect to such Lien or Guarantee on the date in question. Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business, any liability for federal, state, local or other taxes, any settlements or judgments relating to governmental litigations and/or investigations or contingent obligations incurred in the ordinary course of business. The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.

        "Insurance Subsidiary" means a Subsidiary of LifePoint or any Restricted Subsidiary established for the purpose of insuring the businesses or facilities owned or operated by LifePoint or any of its Subsidiaries or any joint venture to which they are party or any Person employed by or on the staff of any such business or facility.

        "Investment Grade" means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody's, any of the rating categories from and including Aaa to and including Baa3.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If LifePoint or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, LifePoint will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the covenant described above under the caption "—Certain Covenants—Restricted Payments;" provided that LifePoint shall not have been deemed to have made an Investment pursuant to the foregoing if LifePoint shall have previously or concurrently therewith been deemed to have made an Investment in connection with such Equity Interests. The acquisition by LifePoint or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by LifePoint or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the covenant described above under the caption "—Certain Covenants—Restricted Payments;" provided LifePoint or such Restricted Subsidiary shall not have been deemed to have made an Investment pursuant to the foregoing if LifePoint or any Restricted Subsidiary shall have previously or concurrently therewith been deemed to have made an Investment in connection with such acquisition. "Investments" shall exclude extensions of trade credit.

        "Issue Date" means December 6, 2013, the issuance date of the initial notes.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        " Limited Originator Recourse" means a reimbursement obligation of LifePoint in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that LifePoint's board of directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be incurred by LifePoint pursuant to the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without regard to the dollar limitation in the definition thereof); (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; or (c) any acquisition, recapitalization or Permitted Investment of such Person or any of its Restricted Subsidiaries;

          (2)   any extraordinary, unusual or non-recurring gain, charge, expense or loss (together with any related provision for taxes on such extraordinary, unusual or non-recurring gain, charge, expense or loss), including, without limitation, (a) restructuring charges, reserves or other related expenses, (b) fees, expenses or charges relating to facility shutdowns and discontinued operations, (c) acquisition integration costs, (d) severance or other employee termination or relocation costs, expenses or charges, (e) non-cash compensation charges recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees and (f) litigation and investigation settlement costs and related expenses; and

          (3)   the net income (or loss) from disposed or discontinued operations for the four fiscal quarters preceding the date of determining Net Income.

        "Net Proceeds" means the aggregate cash proceeds and Cash Equivalents received by LifePoint or its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, all distributions and other payments required to be made to non-majority interest holders in subsidiaries or joint ventures as a result of such Asset Sale and appropriate amounts to be provided by LifePoint or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by LifePoint or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the business or businesses conducted by LifePoint and its Restricted Subsidiaries, or any of them, as of the Issue Date and any business ancillary or complementary thereto.

        "Permitted Debt" has the meaning set forth in the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        " Permitted Investments" means:

          (1)   any Investment in LifePoint or in a Restricted Subsidiary;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by LifePoint or any Restricted Subsidiary in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, LifePoint or a Restricted Subsidiary;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (including any Asset Swap) that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any disposition of assets not constituting an Asset Sale;

          (5)   any Investment received to the extent the consideration therefor was the issuance of Equity Interests (other than Disqualified Stock) of LifePoint;

          (6)   Hedging Obligations;

          (7)   intercompany Indebtedness to the extent permitted under the covenant described above under the caption the "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (8)   Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in government reimbursement programs;

          (9)   loans and advances to officers, directors and employees made in the ordinary course of business;

          (10) Investments represented by accounts and notes receivable created or acquired in the ordinary course of business;

          (11) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

          (12) Investments by any qualified or nonqualified benefit plan established by LifePoint or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investments made by LifePoint or any Restricted Subsidiary in connection with the funding thereof;

          (13) Investments received in settlement of debts or judgments owed to LifePoint or any Restricted Subsidiary, including, without limitation, as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any bankruptcy, liquidation, receivership or insolvency proceeding;

          (14) Investments in any Subsidiary that constitutes a special purpose entity formed for the primary purpose of issuing trust preferred or similar securities in a transaction permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

          (15) Investments deemed to have been made as a result of the acquisition of a Person permitted under clause (3) of this definition; provided that such Investments are not acquired in contemplation of the acquisition;

          (16) Investments by LifePoint or a Restricted Subsidiary in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets;

          (17) Investments made within 90 days after the date of the commitment to make the Investment, that when such commitment was made would have complied with the terms of the indenture;

          (18) Guarantees issued in accordance with the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and performance guarantees;

          (19) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (20) Investments in a Permitted Joint Venture, together with all other Investments made by LifePoint or any Restricted Subsidiary pursuant to this clause (20) in an aggregate amount at the time of such Investment not to exceed the greater of $75 million and 1.5% of Total Assets in the aggregate outstanding at any one time;

          (21) Investments in any Insurance Subsidiary in an amount which does not at the time made exceed 125% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed), in any self-insurance trust in an amount not to exceed 125% of the aggregate amount of the risk retained by the Insurance Subsidiary, LifePoint or any of its Subsidiaries on an annual basis and any Investment by such Insurance Subsidiary or self-insurance trust which is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed or for a self-insurance trust under the applicable laws;

          (22) Investments consisting of Physician Support Obligations made by LifePoint or any Restricted Subsidiary; and

          (23) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (23), not to exceed the greater of $300 million and 6.0% of Total Assets in the aggregate at any one time outstanding.

        "Permitted Joint Venture" means, with respect to any Person, (1) any corporation, association, or other business entity (other than a partnership) of which 50% or less of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which 50% or less of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.

        "Permitted Liens" means:

          (1)   Liens in favor of LifePoint or its Restricted Subsidiaries;

          (2)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with LifePoint or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with LifePoint or the Restricted Subsidiary;

          (3)   Liens on property existing at the time of acquisition of the property by LifePoint or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (4)   Liens to secure Indebtedness (including, without limitation, Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (5)   Liens existing on the Issue Date;

          (6)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (7)   Liens securing any Hedging Obligations of LifePoint or any Restricted Subsidiary;

          (8)   Liens securing any Indebtedness otherwise permitted to be incurred under the indenture, the proceeds of which are used to refinance Indebtedness of LifePoint or any Restricted

  Subsidiary; provided that such Liens extend to or cover only the assets secured by the Indebtedness being refinanced;

          (9)   Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

          (10) statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if LifePoint or any applicable Restricted Subsidiaries shall have made any reserves or other appropriate provision required by GAAP;

          (11) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds, participation in government reimbursement programs and other similar obligations;

          (12) judgment Liens not giving rise to an Event of Default, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (13) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of LifePoint or any of its Restricted Subsidiaries;

          (14) any interest or title of a lessor in assets or property subject to Capital Lease Obligations or an operating lease of LifePoint or any Restricted Subsidiary;

          (15) Liens incurred in connection with a financing involving the sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing);

          (16) leases or subleases granted to others not interfering with the ordinary conduct of the business of LifePoint or any of the Restricted Subsidiaries;

          (17) bankers' liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of LifePoint or any Restricted Subsidiary;

          (18) the interest of any issuer of a letter of credit in any cash or Cash Equivalents deposited with or for the benefit of such issuer as collateral for such letter of credit; provided that the Indebtedness so collateralized is permitted to be incurred by the terms of the indenture;

          (19) any Lien consisting of a right of first refusal or option to purchase an ownership interest in any Restricted Subsidiary or to purchase assets of LifePoint or any Restricted Subsidiary, which right of first refusal or option is entered into in the ordinary course of business or is otherwise permitted under the indenture;

          (20) any Lien granted to the trustee pursuant to the terms of the indenture and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of LifePoint;

          (21) statutory, contractual or common law Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or workmen in the ordinary course of business;

          (22) licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

          (23) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's Obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (24) Liens securing Indebtedness of any Restricted Subsidiary (other than a Guarantor) that was permitted by the terms of this indenture to be incurred, and related Obligations, which Liens encumber only assets of such Restricted Subsidiary;

          (25) Liens securing Indebtedness incurred pursuant to clause (1) or (22) of the second paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (26) Liens securing any Indebtedness incurred pursuant to the first paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" so long as, after giving effect to such incurrence, the Consolidated Secured Debt Ratio shall be equal to or less than 3.5 to 1 as of the date on which such Lien is incurred;

          (27) Liens with respect to obligations that do not at any one time outstanding exceed the greater of $300 million and 6.0% of Total Assets; and

          (28) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction.

        "Permitted Refinancing Indebtedness" means any Indebtedness of LifePoint or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of LifePoint or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than, the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms not materially less favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except, in the case of the 3.5% Convertible Senior Subordinated Notes due 2014, as may be permitted under the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments;" and

          (4)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred by LifePoint or a Guarantor, the obligor on the Permitted Refinancing Indebtedness may not be a Restricted Subsidiary that is not a Guarantor.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Physician Support Obligation" means:

          (1)   a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, (x) a physician or healthcare professional providing service to patients in the service area of a Hospital operated by LifePoint or any of its Restricted Subsidiaries or (y) any independent practice association or other entity that is majority owned by any Person or group of Persons described in clause (x), in either case made or given by LifePoint or any Restricted Subsidiary of LifePoint:

            (a)   in the ordinary course of its business; and

            (b)   pursuant to a written agreement having a period not to exceed five years; or

          (2)   Guarantees by LifePoint or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician, healthcare professional or any independent practice association or other entity that is majority owned by any Person or group of Persons described in clause (x) above providing service to patients in the service area of a Hospital operated by LifePoint or any of its Restricted Subsidiaries.

        "Principal Property" means each Hospital (excluding personal property, office fixtures and equipment (including data processing equipment, vehicles and equipment used on, or useful with, vehicles)) owned solely by LifePoint and/or one or more of its Subsidiaries and located in the United States of America unless the Board of Directors of LifePoint determines that any such hospital is not material to LifePoint and its Subsidiaries taken as a whole.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by LifePoint or any Restricted Subsidiary pursuant to which (a) LifePoint or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.

        "Receivables and Related Assets" means any account receivable (whether now existing or arising thereafter) of LifePoint or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

        "Registration Rights Agreement" means the Registration Rights Agreement to be dated December 6, 2013, among LifePoint, the Guarantors identified therein and Barclays Capital Inc., as representative of the several initial purchasers.

        "Replacement Assets" mean properties or assets substantially similar to the assets disposed of in a particular Asset Sale and acquired to replace the properties or assets that were the subject of such Asset Sale or that are otherwise useful in a Permitted Business.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any direct or indirect Subsidiary of LifePoint other than an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor in contemplation of such leasing.

        "Securitization Subsidiary" means a Subsidiary of LifePoint:

          (1)   that is designated a "Securitization Subsidiary" by the board of directors of LifePoint (or a duly authorized committee thereof);

          (2)   that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

          (3)   no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

            (A)  is Guaranteed by LifePoint or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

            (B)  is recourse to or obligates LifePoint or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

            (C)  subjects any property or asset of LifePoint or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse; and

          (4)   with respect to which neither LifePoint nor any other Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of LifePoint giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding conditions.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by LifePoint or any Restricted Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means any Indebtedness of LifePoint or any Guarantor which is subordinated in right of payment to the notes or any Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Restricted Subsidiaries or by such Person and one or more of its Restricted Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        "Subsidiary Guarantee" means a guarantee of notes pursuant to the indenture.

        "Total Assets" means, as of any date of determination, the total assets of LifePoint and its Restricted Subsidiaries as shown on the balance sheet for the most recently completed quarter for which internal financial statements are available determined in accordance with GAAP.

        "Treasury Rate" means, as of the date the redemption notice is given to holders of the notes, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H. 15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made (or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data)), of United States Treasury securities with a constant maturity most nearly equal to the period from the relevant redemption date to December 1, 2016; provided that, if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given; provided, further, that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Unrestricted Subsidiary" means any Subsidiary of LifePoint that is designated by the Board of Directors of LifePoint as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Indebtedness that is without recourse to LifePoint or its Restricted Subsidiaries;

          (2)   is not party to any agreement, contract, arrangement or understanding with LifePoint or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to LifePoint or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of LifePoint;

          (3)   is a Person with respect to which neither LifePoint nor any of its Restricted Subsidiaries has any (a) continuing direct or indirect obligation to subscribe for additional Equity Interests or (b) direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of LifePoint or any of its Restricted Subsidiaries.

        In addition, any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in connection with a transaction permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" shall be, and any Insurance Subsidiary may be, an Unrestricted Subsidiary.

        Any designation of a Subsidiary of LifePoint as an Unrestricted Subsidiary after the Issue Date will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of LifePoint giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of LifePoint as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," LifePoint will be in default of such covenant. The Board of Directors of LifePoint may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

        The outstanding notes were initially issued in the form of several registered notes in global form, without interest coupons, as follows:

  •
  notes sold to qualified institutional buyers under Rule 144A were represented by the Rule 144A global note; and

  •
  notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S were represented by the Regulation S global note.

        Upon issuance, each of the outstanding notes were, and each of the exchange notes will be, deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each note was, and will be, limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

        After consummation of the exchange offer, beneficial interests in one outstanding note may generally be exchanged for interests in another outstanding note and beneficial interest in one exchange note may generally be exchanged for interest in another exchange note. Depending on which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture.

        A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we, the Trustee nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

        DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

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  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

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  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

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  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

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  certain other events provided in the indenture should occur.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of outstanding notes for exchange notes in the exchange offer will not result in a taxable event for U.S. federal income tax purposes. Accordingly, holders will not recognize any income, gain or loss as a result of exchanging outstanding notes for exchange notes in the Exchange Offer. The holding period for an exchange note will include the holding period of the outstanding note exchanged therefor, and a holder's tax basis in the exchange note will be the same as its tax basis in the outstanding note immediately before the exchange.

        Persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the consummation of the exchange offers, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for us by White & Case LLP, New York, New York. Certain matters under Alabama law, Florida law, Tennessee law and Texas law will be passed upon by Waller Lansden Dortch & Davis, LLP. Certain matters under Arizona law will be passed upon by Coppersmith Brockelman PLC. Certain matters under Colorado law will be passed upon by Gordon & Rees, LLP. Certain matters under Indiana law will be passed upon by Bingham Greenebaum Doll LLP. Certain matters under Kansas law will be passed upon by Polsinelli PC. Certain matters under Kentucky law, Mississippi law, Virginia law and West Virginia law will be passed upon by Hancock, Daniel, Johnson & Nagle, P.C. Certain matters under Louisiana law will be passed upon by Taylor Porter Brooks & Phillips, LLP. Certain matters under Michigan law will be passed upon by Plunkett Cooney, P.C. Certain matters under Nevada law will be passed upon by Gordon Silver LLP. Certain matters under New Mexico law will be passed upon by Lewis Roca Rothgerber LLP. Certain matters under Oregon law and Washington law will be passed upon by Stoel Rives LLP. Certain matters under Pennsylvania law will be passed upon by Stradley Ronon Stevens & Young, LLP.

EXPERTS

        The consolidated financial statements of LifePoint Hospitals, Inc., incorporated by reference in LifePoint Hospitals, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of LifePoint Hospitals, Inc.'s internal control over financial reporting as of December 31, 2013 (excluding the internal control over financial reporting of Fauquier Health, Portage Health, and Bell Hospital, acquired businesses excluded from the scope of management's assessment), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of LifePoint Hospitals, Inc.'s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Fauquier Health, Portage Health, and Bell Hospital, acquired businesses excluded from the scope of management's assessment, from the scope of such firm's audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and LifePoint Hospitals, Inc.'s management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 (which did not include an evaluation of the internal control over financial reporting of Fauquier Health, Portage Health, and Bell Hospital, acquired businesses excluded from the scope of management's assessment), have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

        This prospectus incorporates by reference the documents set forth below that LifePoint has previously filed with the SEC. These documents contain important information about LifePoint. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus.

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

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  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014;

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  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014; and

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  Current Reports on Form 8-K dated February 21, 2014, April 9, 2014, May 2, 2014, May 13, 2014 and June 6, 2014.

        We are also incorporating by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and termination or completion of this exchange offer (excluding any information furnished pursuant to Items 2.02 or 7.01 on any current report on Form 8-K).

        You can obtain any of the documents incorporated by reference through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

LifePoint Hospitals, Inc.
Attention: Investor Relations
330 Seven Springs Way
Brentwood, Tennessee 37027
Telephone: (615) 920-7000

        You can also get more information by visiting our investor relations website at http://www.lifepointhospitals.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus and you should not rely on that information.

$1,100,000,000

Offer to Exchange Registered 5.5% Senior Notes due 2021 for all of our Outstanding Unregistered 5.5% Senior Notes due 2021

Prospectus

August 21, 2014